Exhibit T3E.5

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: PMGI Holdings, Inc., et al.,[1] Debtors.	Chapter 11 Case No. 13-12404 (CSS) Jointly Administered

Modified SECOND AMENDED JOINT plan of reorganization OF PMGI HOLDINGS, INC.

et al. under chapter 11 of the bankruptcy code

Dennis A. Meloro (DE Bar No. 4435)
GREENBERG TRAURIG, LLP
The Nemours Building
1007 North Orange Street, Suite 1200
Wilmington, Delaware  19801
Telephone:  (302) 661-7000
Facsimile:  (302) 661-7360
melorod@gtlaw.com

Nancy A. Mitchell Matthew L. Hinker GREENBERG TRAURIG, LLP 200 Park Avenue New York, New York 10166 Telephone: (212) 801-9200 Facsimile: (212) 801-6400 mitchelln@gtlaw.com hinkerm@gtlaw.com
-and-
David D. Cleary GREENBERG TRAURIG, LLP Greenberg Traurig, LLP 2375 East Camelback Road Suite 700 Phoenix, AZ 85016 Telephone: 602-445-8000 Facsimile: 602-445-8100 clearyd@gtlaw.com

Counsel for the Debtors and Debtors-in-Possession DATED: December 13, 2013

1   The Debtors in these Chapter 11 Cases, along with the last four (4) digits of each Debtor's federal tax identification number, are: Blue Hen Group Inc. (9667), Argus Payments Inc. (4661), Big Island Technology Group, Inc. (9795), Confirm ID, Inc. (7020), Danni Ashe, Inc. (5271), Fastcupid, Inc. (7869), Fierce Wombat Games Inc. (2019), FriendFinder California Inc. (2750), FriendFinder Networks Inc. (0988), FRIENDFINDER VENTURES INC. (3125), FRNK Technology Group (7102), General Media Art Holding, Inc. (2637), General Media Communications, Inc. (2237), General Media Entertainment, Inc. (2960), Global Alphabet, Inc. (7649), GMCI Internet Operations, Inc. (7655), GMI On-Line Ventures, Ltd. (7656), Interactive Network, Inc. (5941), Magnolia Blossom Inc. (8925), Medley.com Incorporated (3594), NAFT NEWS CORPORATION (4385), Penthouse Digital Media Productions Inc. (1056), Penthouse Images Acquisitions, Ltd. (9228), PerfectMatch Inc. (9020), PLAYTIME GAMING INC. (4371), PMGI Holdings Inc. (2663), PPM Technology Group, Inc. (9876), Pure Entertainment Telecommunications, Inc. (9626), Sharkfish, Inc. (1221), Snapshot Productions, LLC (7091), Streamray Inc. (2716), Streamray Studios Inc. (1009), Tan Door Media Inc. (1100),Traffic Cat, Inc. (1223), Transbloom, Inc. (1168), Various, Inc. (7762), Video Bliss, Inc. (6760), West Coast Facilities Inc. (4751), and XVHUB Group Inc. (9401).   The Debtors’ business address is 6800 Broken Sound Parkway NW, Suite 200, Boca Raton, FL 33487.

INTRODUCTION

PMGI Holdings, Inc. (“PMGI”) and each of its affiliated debtors and debtors-in-possession2 (collectively, the “Debtors”), hereby propose the following Modified Second Amended Joint Plan of Reorganization pursuant to section 1121 of title 11 of the United States Code for the resolution of the outstanding Claims against and Interests in the Debtors.

Reference is made to the Disclosure Statement for a discussion of (i) the Debtors’ history, businesses, properties, results of operations, and projections for future operations, (ii) a summary of this Plan, and (iii) certain related matters, including risk factors relating to the consummation of this Plan and Distributions to be made under this Plan.

Capitalized terms herein shall have the meanings set forth in Article I hereof.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, BANKRUPTCY RULE 3019, AND  THE PLAN, THE DEBTORS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

For purposes of the Plan, except as expressly provided herein or unless the context otherwise requires, (a) all capitalized terms used in the Plan and not otherwise defined in the Plan shall have the meanings ascribed to them in the Disclosure Statement (or any exhibit hereto or thereto), (b) any capitalized term used in the Plan that is not defined in the Plan or Disclosure Statement (or any exhibit hereto or thereto), but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable, (c) whenever the context requires, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender, (d) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (e) any reference in the Plan to an existing document or exhibit means such document or exhibit as it may be amended, modified, or supplemented from time to time, (f) unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan, (g) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety rather than to any particular paragraph, subparagraph, or clause contained in the Plan, (h) captions and headings to articles and sections are inserted for convenience of reference only and shall not limit or otherwise affect the provisions hereof or the interpretation of the Plan, and (i) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

1.1

“2013 PIK Notes” means the Non-Cash Pay Second Lien Notes issued pursuant to the Non-Cash Pay Second Lien Indenture as interest payments during calendar year 2013.

1.2

 “Administrative Claim” means a Claim for any costs or expenses of administration of the Estates under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, for: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) any payment to be made under the Plan to cure a default on an assumed Executory Contract or assumed Unexpired Lease; (c) any postpetition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtors in the ordinary course of its business; (d) any Allowed Claims of Professionals in the Chapter 11 Cases; and (e) any fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

2   The Debtors in these Chapter 11 Cases, along with the last four (4) digits of each Debtor's federal tax identification number, are: Blue Hen Group Inc. (9667), Argus Payments Inc. (4661), Big Island Technology Group, Inc. (9795), Confirm ID, Inc. (7020), Danni Ashe, Inc. (5271), Fastcupid, Inc. (7869), Fierce Wombat Games Inc. (2019), FriendFinder California Inc. (2750), FriendFinder Networks Inc. (0988), FRIENDFINDER VENTURES INC. (3125), FRNK Technology Group (7102), General Media Art Holding, Inc. (2637), General Media Communications, Inc. (2237), General Media Entertainment, Inc. (2960), Global Alphabet, Inc. (7649), GMCI Internet Operations, Inc. (7655), GMI On-Line Ventures, Ltd. (7656), Interactive Network, Inc. (5941), Magnolia Blossom Inc. (8925), Medley.com Incorporated (3594), NAFT NEWS CORPORATION (4385), Penthouse Digital Media Productions Inc. (1056), Penthouse Images Acquisitions, Ltd. (9228), PerfectMatch Inc. (9020), PLAYTIME GAMING INC. (4371), PMGI Holdings Inc. (2663), PPM Technology Group, Inc. (9876), Pure Entertainment Telecommunications, Inc. (9626), Sharkfish, Inc. (1221), Snapshot Productions, LLC (7091), Streamray Inc. (2716), Streamray Studios Inc. (1009), Tan Door Media Inc. (1100),Traffic Cat, Inc. (1223), Transbloom, Inc. (1168), Various, Inc. (7762), Video Bliss, Inc. (6760), West Coast Facilities Inc. (4751), XVHUB Group Inc. (9401).   The Debtors’ business address is 6800 Broken Sound Parkway NW, Suite 200, Boca Raton, FL 33487.

1.3

“Administrative Expense Request” means a request for the payment of an Administrative Claim.

1.4

“Affiliate” means “affiliate” as defined in section 101(2) of the Bankruptcy Code.

1.5

“Allowed” means, with respect to any Claim or Interest (a) any Claim or Interest as to which no objection to allowance has been interposed on or before the Effective Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court; (c) any Claim or Interest expressly allowed by this Plan; or (d) any Claim or Interest allowed by agreement of the Holder of such Claim or Interest and the Debtors.

1.6

“Assumption Procedures Order” means the Order of the Bankruptcy Court approving procedures relating to the assumption and rejection of certain Executory Contracts and Unexpired Leases and the fixing of Cure amounts and granting related relief.

1.7

“Avoidance Actions” means any and all Causes of Action (other than those which are released or dismissed as part of and pursuant to the Plan) which a trustee, a debtor-in-possession, the Estates or other appropriate party in interest may assert under sections 502(d), 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code or under related state or federal statutes and common law, including, without limitation, fraudulent transfer laws (whether or not litigation is commenced to prosecute such Causes of Action) and including the Debtors’ rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted.

1.8

“Ballot” means any ballot (including any beneficial ballot) distributed with the Disclosure Statement for purposes of voting to accept or reject the Plan.

1.9

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with all amendments and modifications thereto that are subsequently made applicable to the Chapter 11 Cases.

1.10

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other United States court as may have jurisdiction over the Chapter 11 Cases or any aspect thereof.

1.11

“Bankruptcy Rules” means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (ii) the applicable Federal Rules of Civil Procedure, as amended and promulgated under section 2072 of title 28 of the United States Code, (iii) the applicable Local Rules of Bankruptcy Practice and Procedure for the Bankruptcy Court, and (iv) any standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto that are subsequently made applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

1.12

“Bell” means Marc H. Bell.

1.13

“Bell Allowed Claim” means to the extent not previously paid through the Cash Collateral Order, an Allowed General Unsecured Claim of $500,000 on account of all Claims by Bell based upon, arising under, or related to the Bell Consulting Agreement which shall constitute all Allowed Claims arising under or relating to the Bell Consulting Agreement.

1.14

“Bell Consulting Agreement” means the Consulting Agreement, dated as of October 5, 2012, between Bell and FFN.

1.15

“Bell/Staton Parties” means the parties affiliated with Bell and Staton that hold Claims against or Interests in the Debtors including, without limitation, the Second  Lien Cash Pay Indenture Trustee and the collateral agent under the Cash Pay Second Lien Indenture.

1.16

“Bell/Staton Settlement Agreement” means that certain Settlement Term Sheet (Bell/Staton) dated August 27, 2013 that sets forth the resolution of various matters related to the Claims against (including the Claims related to the Cash Pay Second Lien Notes) and Interests in the Debtors held by Bell, Staton and the Bell/Staton Parties, which Bell/Staton Settlement Agreement was consented to by the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders.

1.17

 “Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York and Wilmington, Delaware are authorized by law or governmental action to close.

1.18

“Cash” or “$” means legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and cash equivalents.

1.19

“Cash Collateral Order” means the Interim Order Pursuant to 11 U.S.C. §§361, 362, 363 and 507 (I) Authorizing the Use of Cash Collateral (II) Granting Adequate Protection and (III) Scheduling Final Hearing [Docket No. 45] and the Final Order Pursuant to 11 U.S.C. §§361, 362, 363 and 507 (I) Authorizing the Use of Cash Collateral and (II) Granting Adequate Protection [Docket No. 126].

1.20

“Cash Pay Second Lien Credit Documents” means the Cash Pay Second Lien Indenture and the Cash Pay Second Lien Notes, together with all agreements, supplemental indentures, guarantees, documents, notes, and instruments in respect therefore, as each has been amended from time to time.

1.21

“Cash Pay Second Lien Indenture” means that certain Indenture dated as of October 27, 2010 among the Issuers and the Second Lien Cash Pay Indenture Trustee, as amended, modified or supplemented.

1.22

“Cash Pay Second Lien Noteholder Claims” means all Claims arising under, based upon, or related to the Cash Pay Second Lien Credit Documents other than Second Lien Guaranty Claims.

1.23

“Cash Pay Second Lien Noteholders” means the Holders of the Cash Pay Second Lien Notes.

1.24

“Cash Pay Second Lien Notes” the 14% Cash Pay Secured Notes Due 2013 of the Issuers issued pursuant to the Cash Pay Second Lien Indenture.

1.25

“Causes of Action” means any and all actions, causes of action, Claims, rights, defenses, liabilities, obligations, executions, choses in action, controversies, rights (including rights to legal remedies, rights to equitable remedies, rights to payment), suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims whatsoever, whether known or unknown, reduced to judgment or not reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, choate or inchoate, existing or hereafter arising, suspected or unsuspected, foreseen or unforeseen, and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

1.26

“Chapter 11 Cases” means the chapter 11 cases commenced by the Debtors in the Bankruptcy Court.

1.27

“Claim” means any “claim” against a Debtor as defined in Bankruptcy Code section 101(5).

1.28

“Class” means a category of Holders of Claims or Interests in the Debtors pursuant to section 1122(a) of the Bankruptcy Code, as described in Articles II and III of the Plan.

1.29

“Class 1 Claims” has the meaning set forth in Section 3.02(a) of the Plan.

1.30

“Class 2 Claims” has the meaning set forth in Section 3.02(b) of the Plan.

1.31

“Class 3 Claims” has the meaning set forth in Section 3.03(a) of the Plan.

1.32

“Class 4 Claims” has the meaning set forth in Section 3.03(b) of the Plan.

1.33

“Class 5 Claims” has the meaning set forth in Section 3.03(c) of the Plan.

1.34

“Class 6 Claims” has the meaning set forth in Section 3.03(d) of the Plan.

1.35

“Class 7 Claims” has the meaning set forth in Section 3.04(a) of the Plan.

1.36

“Collateral” means any property or interest in property of the Estates which is subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code.

1.37

“Committee” means any official committee appointed in the Chapter 11 Cases, as such committee may be reconstituted from time to time.

1.38

“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified having been (a) satisfied, or (b) waived.

1.39

“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

1.40

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.41

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to, among others, section 1129 of the Bankruptcy Code, which shall be in form and substance satisfactory to the Debtors and the Required Consenting Parties.

1.42

“Conru/Mapstead Agreement Claims” means all Claims based upon, arising out of, or related to those certain letter agreements dated October 27, 2010, with Andrew B. Conru Trust Agreement and Mapstead Trust created April 16, 2002.

1.43

“Consenting First Lien Noteholders” means at any time those holders of First Lien Notes party to the Transaction Support Agreement.

1.44

“Consenting Second Lien Noteholders” means at any time those holders of Second Lien Notes party to the Transaction Support Agreement.

1.45

“Contingent Claim” means a Claim that has not accrued or is not otherwise payable and the accrual of which, or the obligation to make payment on which, is dependent upon a future event that may or may not occur.

1.46

“Creditor” means any Holder of a Claim.

1.47

“Cure” means the Distribution of Cash, or other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption or assumption and assignment of an Executory Contract or Unexpired Lease, pursuant to Bankruptcy Code section 365(b), in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such Executory Contract or Unexpired Lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

1.48

“Cure Notice” means a notice of Cure provided by the Debtors as required by the Assumption Procedures Order.

1.49

“Cure Response” means a written response by a counterparty to an Executory Contract or Unexpired Lease setting forth its objection to the Cure set forth in the Cure Notice.

1.50

“Cure Response Deadline” means the date by which a counterparty to an Executory Contract or Unexpired Lease must file a Cure Response, which date shall be the date established for the filing of objections to Confirmation of the Plan.

1.51

“Debtors” has the meaning set forth in the Introduction to this Plan.

1.52

“Definitive Agreements” means the documents to be entered into in connection with the issuance of the New First Lien Notes and New Common Stock, the New Corporate Governance Documents, the Plan Supplement Documents, the documents to effect the Bell/Staton Settlement and other customary definitive documentation necessary to implement the transaction contemplated by the Plan.

1.53

“Disbursing Agent” means the Reorganized Debtors or any Person or Persons designated by the Debtors or the Reorganized Debtors, in their discretion, to serve as disbursing agent under the Plan with respect to Distributions to Holders in particular Classes of Claims under Section 7.03 hereof.

1.54

“Disclosure Statement” means the disclosure statement for the Plan, as amended, supplemented, or modified from time to time, which is materially consistent with the Transaction Support Agreement and otherwise reasonably acceptable to the Required Consenting Parties and the Debtors, that describes the Plan and is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable law.

1.55

“Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement and the solicitation of votes on the Plan, which order shall be materially consistent with the Transaction Support Agreement and otherwise in form and substance reasonably acceptable to the Required Consenting Parties and the Debtors.

1.56

“Disputed Claim” means any Claim or Interest that has not been Allowed, provided that any Claim or Interest asserted against the Debtors that has been disallowed or expunged by the Bankruptcy Court or withdrawn by the entity asserting such Claim or Interest, shall, at that point, no longer be a Claim against or Interest in against the Debtors.

1.57

“Distribution” means any distribution pursuant to the Plan to the Holders of Allowed Claims against or Interests in the Debtors.

1.58

“Distribution Record Date” means the record date for purposes of making Distributions under the Plan on account of Allowed Claims or Interests, which date shall be the Confirmation Date, provided that as to Class 1 Claims and Class 2 Claims the Distribution Record Date shall be the Effective Date.

1.59

“Effective Date” means the first Business Day on or after the Confirmation Date on which (i) no stay of the Confirmation Order is in effect and (ii) the conditions precedent to the effectiveness of the Plan set forth in Section 9.02 of the Plan have been satisfied or expressly waived.

1.60

“Entity” means a Person, estate, trust, governmental unit, and the U.S. Trustee, within the meaning of Bankruptcy Code section 101(15).

1.61

“Estates” means the estates of the Debtors in the Chapter 11 Cases, created pursuant to section 541 of the Bankruptcy Code.

1.62

“Exculpated Parties” has the meaning set forth in Section 11.04 of the Plan.

1.63

“Executory Contract” means a contract to which the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.64

 “Existing FFN Equity” means, collectively, the existing shares of capital stock and Interests of FFN and all options and warrants to acquire shares of capital stock of FFN, and other securities convertible into shares of capital stock of FFN, and all rights held by any party (including the Bell/Staton Parties) against the Debtors resulting from ownership of Existing FFN Equity or any rights to acquire Existing FFN Equity.

1.65

“FFN” means FriendFinder Networks Inc, a Nevada corporation.

1.66

“File, Filed or Filing” means file, filed or filing with the Bankruptcy Court in the Chapter 11 Cases.

1.67

“Final Order” means an order, ruling, judgment, the operation or effect of a judgment or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other court of competent jurisdiction which has not been reversed, vacated, stayed, modified or amended and as to which (i) the time to appeal or petition for review, rehearing, certiorari, reargument or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument or retrial is pending or (ii) any appeal or petition for review, rehearing, certiorari, reargument or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument or retrial can be taken or granted; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order; provided, further, that with the exception of the Confirmation Order, the Debtors reserve the right to waive any appeal period, with the consent of the Required Consenting Parties.

1.68

“First Lien Credit Documents” means the First Lien Indenture and the First Lien Notes, together with all agreements, supplemental indentures, guarantees, documents, notes and instruments in respect therefore, as each has been amended from time to time.

1.69

“First Lien Default Interest Payment” means the amount of (a) accrued and unpaid interest on the First Lien Noteholder Claims at the applicable default rate under the First Lien Indenture less (b) the amounts of the First Lien Non-Default Interest Cash Payment.

1.70

“First Lien Excess Cash” means an amount calculated as follows: (a) available Unrestricted Cash (or foreign currency equivalent) on hand of the Debtors on the Effective Date, less (b) the sum of (i) an amount of Cash necessary to satisfy and/or provide appropriate reserves for Administrative Claims (including transaction costs and expenses, Professional Fees Claims and professional fees associated with the transactions contemplated hereby and in the Transaction Support Agreement) other than Ordinary Course Claims accrued as of the Effective Date, (ii) a reserve of $10 million for working capital, (iii) the First Lien Non-Default Interest Cash Payment, and (iv) the amount of Cash necessary to satisfy and/or provide appropriate reserves for other Distributions required to be paid under the Plan including, without limitation and without duplication, Distributions to Holders of Priority Tax Claims, Other Priority Claims, and General Unsecured Claims.

1.71

“First Lien Guaranty Claims” means the Claims arising under the guaranty of the First Lien Notes and the First Lien Indenture by the Guarantors.

1.72

“First Lien Indenture” means that certain Indenture among the Issuers and the First Lien Indenture Trustee dated as of October 27, 2010, as amended, modified, or supplemented.

1.73

“First Lien Indenture Trustee” means U.S. Bank National Association in such capacity under the First Lien Indenture.

1.74

“First Lien Non-Default Interest Cash Payment” means Cash in the amount of any accrued and unpaid interest on the First Lien Noteholder Claims at the applicable non-default rate under the First Lien Indenture.

1.75

“First Lien Noteholder Claims” means all Claims arising under or relating to the First Lien Credit Documents other than First Lien Noteholder Guaranty Claims.

1.76

“First Lien Noteholders” means the Holders of the First Lien Notes.

1.77

“First Lien Notes” means the 14% Senior Secured Notes due 2013 of the Issuers.

1.78

“General Unsecured Claim” means any Unsecured Claim against the Debtors that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim or an Intercompany Claim, including (i) deficiency claim, (ii) all accrued trade payables, (iii) all rejection damage claims, (iv) the Conru/Mapstead Agreement Claims and (v) the Bell Allowed Claim and the Staton Allowed Claim.

1.79

“Governmental Authority” means any United States or other international, national, federal, state, municipal or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body (including the ITU) or other entity exercising executive, legislative, judicial, regulatory or administrative powers or functions of government.

1.80

“Guarantors” means the Debtors other than the Issuers, each of which are guarantors of the obligations under the First Lien Indenture and Second Lien Indentures.

1.81

“Holder” means the beneficial holder of a Claim or Interest (and, when used in conjunction with a Class or type of Claim or Interest, means a Holder of a Claim or Interest in such Class or of such type).

1.82

“Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.83

“Impaired Class” means a Class of Claims or Interests that are Impaired.

1.84

“Indemnification Obligation” means any obligation of the Debtors to indemnify, reimburse, advance expenses or provide contribution to or with respect to any Indemnified Person, pursuant to by-laws, articles of incorporation, agreements, contracts, common law or otherwise, to the extent permitted under applicable state law, in existence as of immediately prior to the Petition Date.

1.85

“Indemnified Person” means all officers, directors, employees, members, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals, and representatives of the Debtors as of the Petition Date and through the Effective Date (in each case in his, her or its capacity as such).

1.86

“INI” means Interactive Network, Inc. a Nevada corporation.

1.87

“Insider” shall have the same meaning set forth in section 101(31) of the Bankruptcy Code.

1.88

“Insured Claim” means any Allowed Claim or portion of an Allowed Claim that is insured under the Debtors’ insurance policies, but only to the extent of such coverage.

1.89

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and applications to register any of the foregoing, (ii) patents and patent applications, (iii) copyrights (whether registered or unregistered) and applications for registration, and (iv) confidential and proprietary information, including, without limitation, trade secrets, inventions, proprietary processes and formulae, proprietary industrial models, processes, designs and methodologies, proprietary technical information, proprietary manufacturing, engineering and technical drawings, and proprietary know-how.

1.90

“Intercompany Claims” means all Claims held by the Debtors (or any subsidiary or Affiliate of the Debtors) against any or all Affiliates of the Debtors, including, without limitation, all derivative Claims asserted by or on behalf of one Debtors against the other.

1.91

“Intercompany Interests” means all Interests held by the Debtors (or any subsidiary or Affiliate of the Debtors) in any or all Affiliates of the Debtors; provided that Interests in FFN shall not be Intercompany Interests.

1.92

“Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement dated as of October 27, 2010 among the Issuers, the First Lien Indenture Trustee, and the Second Lien Indenture Trustees.

1.93

“Interest” means the legal interests, equitable interests, contractual interests, equity interests or ownership interests, or other rights of any Person in any other Person including all capital stock, stock certificates, common stock, preferred stock, partnership interests, limited liability company or membership interests, rights, treasury stock, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in any other Person, partnership interests in any other Person’s stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights, subscription rights and liquidation preferences, puts, calls, awards or commitments of any character whatsoever relating to any such equity, common stock, preferred stock, ownership interests or other shares of capital stock in any other Person or obligating such other Person to issue, transfer or sell any shares of capital stock whether or not certificated, transferable, voting or denominated “stock” or a similar security.

1.94

“Issuers” means FFN and INI as issuers of the First Lien Notes and the Second Lien Notes.

1.95

“Lien” means, with respect to any asset or property (or the rents, revenues, income, profits or proceeds therefrom), and in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise:  (a) any and all mortgages or hypothecation to secure payment of a debt or performance of an obligation, liens, pledges, attachments, charges, leases evidencing a capitalizable lease obligation, conditional sale or other title retention agreement, or other security interest or encumbrance or other legally cognizable security devices of any kind in respect of any asset or property, or upon the rents, revenues, income, profits or proceeds therefrom; or (b) any arrangement, express or implied, under which any property is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of debt or performance of any other obligation in priority to the payment of general unsecured creditors; provided, however, that a lien that has or may be avoided pursuant to any Avoidance Action shall not constitute a lien hereunder.

1.96

 “Litigation Rights” means the Causes of Action that the Debtors or the Estate may hold against any Person or Entity (except to the extent expressly released under the Plan), including, without limitation, Avoidance Actions (except with respect to the Avoidance Actions, if any, waived under the Plan).

1.97

“Management Incentive Plan” means any management incentive plan, as determined, adopted and approved by the New Board after the Effective Date, the terms and conditions of which shall be set forth in the Plan Supplement.

1.98

“Management Incentive Plan Equity” means any equity issued under a Management Incentive Plan.

1.99

“New Common Stock” means the new common stock of Reorganized FFN to be issued as of the Effective Date.

1.100

“New Corporate Governance Documents” means the amended or restated articles of incorporation, bylaws, certificates of formation, limited liability company agreements, and other similar organizational documents, for each of the Reorganized Debtors and the Stockholders’ Agreement, all of which shall be acceptable to the Required Consenting Parties and the Debtors and in accordance with section 1123(a)(6) of the Bankruptcy Code; provided, that the Debtors shall be deemed to have consented to the New Corporate Governance Documents so long as such documents and protections do not discriminate or make distinctions between minority shareholders beyond the Required Consenting First Lien Noteholders’ appointment of an initial director. The New Corporate Governance Documents shall be effective on the Effective Date.  Copies of the New Corporate Governance Documents shall be filed as part of the Plan Supplement.

1.101

“New FFN Board” means the board of directors of Reorganized FFN on the Effective Date appointed in accordance with the Plan and identified in the Plan Supplement.

1.102

“New First Lien Note Indenture” means the indenture for the New First Lien Notes which shall be filed with the Plan Supplement.

1.103

“New First Lien Notes” means those new first lien notes to be issued on the Effective Date pursuant to the New First Lien Note Indenture, the terms and conditions of which shall be materially consistent with the terms and conditions set forth in the Transaction Support Agreement and otherwise reasonably acceptable to the Required Consenting Parties and the Company.

1.104

“Non-Cash Pay Second Lien Credit Documents” means the Non-Cash Pay Second Lien Indenture and the Non-Cash Pay Second Lien Notes together with all agreements, supplemental indentures, guarantees, documents, notes, and instruments in respect therefore, as each has been amended from time to time.

1.105

“Non-Cash Pay Second Lien Indenture” means that certain Indenture dated as of October 27, 2010 by and among the Issuers and the Second Lien Non-Cash Pay Indenture Trustee, as amended, modified or supplemented.

1.106

“Non-Cash Pay Second Lien Noteholder Claims” means all Claims arising under, based upon, or related to the Non-Cash Pay Second Lien Credit Documents other than Second Lien Guaranty Claims.

1.107

“Non-Cash Pay Second Lien Noteholders” means the Holders of the Non-Cash Pay Second Lien Notes.

1.108

“Non-Cash Pay Second Lien Notes” means the 11.5% Non-Cash Pay Secured Notes Due 2014 of the Issuers issued pursuant to the Non-Cash Pay Second Lien Indenture.

1.109

“Non-Cash Pay Second Lien Notes Register” means the securities register as defined in Section 2.3 of the Non-Cash Pay Second Lien Indenture currently maintained by the Second Lien Non-Cash Pay Indenture Trustee.

1.110

“Ordinary Course Claims” means Claims of members and subscribers of the Debtors and marketing affiliates of the Debtors that were incurred in the ordinary course of the Debtors’ businesses.

1.111

“Other Priority Claim” means any Claim against any of the Debtors, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in payment as specified in sections 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

1.112

“Other Secured Claim” means any Secured Claim other than a First Lien Noteholder Claim or a Second Lien Noteholder Claim.

1.113

“Permits” means permits (including, without limitation, import, export, construction and operation permits), licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices and any other authorizations of any Governmental Authority.

1.114

“Person” means and includes a natural person, individual, partnership, corporation (as defined in section 101(a) of the Bankruptcy Code), or organization including, without limitation, corporations, limited partnerships, limited liability companies, general partnerships, joint ventures, joint stock companies, trusts, land trusts, business trusts, unincorporated organizations or associations, irrespective of whether they are legal entities, governmental bodies (or any agency, instrumentality or political subdivision thereof), or any other form of legal entities; provided, however, the term “Person” does not include governmental units, except that a governmental unit that (a) acquires an asset from a Person (i) as a result of the operation of a loan guarantee agreement or (ii) as receiver or liquidating agent of a Person; (b) is a guarantor of a pension benefit payable by or on behalf of the

Debtors or an Affiliate of the Debtors; or (c) is the legal or beneficial owner of an asset of (i) an employee pension benefit plan that is a governmental plan, as defined in section 414(d) of the Internal Revenue Code of 1986 or (ii) an eligible deferred compensation plan, as defined in section 457(b) of the Internal Revenue Code of 1986, shall be considered for purposes of section 1102 of the Bankruptcy Code to be a Person with respect to such asset or such benefit.

1.115

“Petition Date” means the date on which the Debtors Filed their petitions for relief commencing the Chapter 11 Cases.

1.116

“Plan” means this joint plan of reorganization under chapter 11 of the Bankruptcy Code, as it may be altered, amended, modified or supplemented from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Transaction Support Agreement, including the exhibits and schedules hereto and contained in the Plan Supplement.

1.117

“Plan Documents” means the Plan, the Disclosure Statement, related solicitation documents, the Confirmation Order and all other documents or agreements that are necessary to implement the transaction contemplated hereby.

1.118

“Plan Term Sheet” has the meaning set forth in the Transaction Support Agreement.

1.119

“Plan Supplement” means the compilation of documents, including any exhibits to the Plan not included herewith that the Debtors may file with the Bankruptcy Court on or before November 25, 2013, which shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Parties.

1.120

“Plan Supplement Documents” means the following documents: (i) the New First Lien Indenture, (ii) the New Corporate Governance Documents, (iii) the list setting forth the identities of the New FFN Board and the boards of directors of the other Reorganized Debtors, (iv) the Management Incentive Plan, if any, (v) the schedule setting forth the Executory Contracts or Unexpired Leases to be rejected by the Debtors, (vi) the Notice of the Cure amounts for the Executory Contracts and Unexpired Leases to be assumed by the Debtors, (vii) a schedule of Restructuring Transactions, and (viii) such other documents as set forth in the Plan Supplement.

1.121

“PMGI” has the meaning set forth in the Introduction of this Plan.

1.122

“Priority Tax Claim” means any and all Claims of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

1.123

“Professional” means any professional employed in these Chapter 11 Cases pursuant to Bankruptcy Code sections 327, 328, or 1103.

1.124

“Professional Fee Claim” means a Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred after the Petition Date and on or before the Effective Date.

1.125

“Proof of Claim” means a proof of claim Filed with the Bankruptcy Court or its duly appointed claims agent in connection with the Chapter 11 Cases.

1.126

“Pro Rata” means with respect to any Distribution to a Class under the Plan, the ratio (expressed as a percentage) of the amount of an Allowed Claim in such Class to the aggregate amount of all Allowed Claims plus the amount of all Disputed Claims in the same Class.

1.127

“Registered Holder” means the registered holder of any Claim or Interest.

1.128

“Released Party” has the meaning ascribed to such term in Section 11.01(a) of the Plan.

1.129

“Remaining First Lien Default Interest Payment” means an amount equal to or greater than zero equal to the First Lien Default Interest Payment minus the First Lien Excess Cash.

1.130

“Reorganized Debtor” means any of the Debtors on and after the Effective Date.

1.131

“Reorganized FFN” means FFN on and after the Effective Date.

1.132

“Required Consenting First Lien Noteholders” means the Consenting First Lien Noteholders holding a majority in aggregate principal amount of the First Lien Notes held by all Consenting First Lien Noteholders as of the date of the applicable action or consent.

1.133

“Required Consenting Parties” means the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders.

1.134

“Required Consenting Second Lien Noteholders” means the Consenting Second Lien Noteholders holding at least a majority in aggregate principal amount of the Second Lien Notes held by all Consenting Second Lien Noteholders as of the date of any applicable action or consent.

1.135

“Restructuring Transactions” means those transactions or other actions (including, without limitation, mergers, consolidations, conversions, joint ventures, restructurings, recapitalizations, dispositions, liquidations or dissolutions) that one or more of the Debtors or Reorganized Debtors may enter into or undertake on, prior to, or after the Effective Date outside the ordinary course of business of such Debtors or Reorganized Debtors in accordance with Section 5.07 hereof and as shall be set forth in the Plan Supplement.

1.136

 “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

1.137

“Second Lien Cash Pay Indenture Trustee” means Computershare Trust Company, N.A. in such capacity under the Cash Pay Second Lien Indenture.

1.138

“Second Lien Excess Cash” means an amount of Cash equal to the lesser of (a) $3 million or (b) the amount of First Lien Excess Cash minus the First Lien Non-Default Cash Payment minus the First Lien Default Interest Payment.

1.139

“Second Lien Guaranty Claims” means the Claims arising under the guaranty of the Second Lien Notes and the Second Lien Indentures by the Guarantors.

1.140

“Second Lien Indentures” means, collectively, the Cash Pay Second Lien Indenture and the Non-Cash Pay Second Lien Indenture.

1.141

“Second Lien Indenture Trustees” means, collectively, the Second Lien Non-Cash Pay Indenture Trustee and the Second Lien Cash Pay Indenture Trustee.

1.142

“Second Lien Non-Cash Pay Indenture Trustee” means Wilmington Trust, National Association in such capacity under the Non-Cash Pay Second Lien Indenture.

1.143

“Second Lien Noteholder Claims” means the Non-Cash Pay Second Lien Noteholder Claims and the Cash Pay Second Lien Noteholder Claims, but shall not include the Conru/Mapstead Agreement Claims.

1.144

“Second Lien Noteholders” means the Holders of the Second Lien Notes.

1.145

“Second Lien Notes” means, collectively, the Cash Pay Second Lien Notes and the Non-Cash Pay Second Lien Notes.

1.146

“Secured Claim” means a Claim that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which any of the Estates has an interest, or a Claim that is subject to setoff under section 553 of the Bankruptcy Code; to the extent of the value of the Holder’s interest in the Estates’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order pursuant to section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtors or the Reorganized Debtors and the Holder of such Claim.  The amount of any Claim that exceeds the value of the Holder’s interest in the Estates’ interest in property or the amount subject to setoff shall be treated as a General Unsecured Claim.

1.147

“Securities Litigation Claims” means any Claim against any of the Debtors (i) arising from the rescission of a purchase or sale of shares, notes or any other securities of any of the Debtors or an Affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, (iii) for violations of the securities laws or for misrepresentations or any similar Claims related to the foregoing or otherwise subject to subordination pursuant to section 510(b) of the Bankruptcy Code, (iv) for attorneys’ fees, other charges or costs incurred on account of any of the foregoing Claims, or (v) for reimbursement, contribution or indemnification allowed under Section 502 of the Bankruptcy Code on account of any of the foregoing Claims, including Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the offer, purchase or sale of securities other than such Claims expressly assumed under this Plan.

1.148

“Solicitation” means solicitation of votes for the Plan pursuant to applicable bankruptcy law and the Disclosure Statement Order.

1.149

“Solicitation Agent” means BMC Group, Inc.

1.150

“Solicitation Documents” means the Disclosure Statement, the Ballots and the related solicitation documents, which in each case are materially consistent with the Plan Term Sheet and otherwise in form and substance reasonably acceptable to the Required Consenting Parties and the Company.

1.151

“Staton” means Daniel C. Staton.

1.152

“Staton Allowed Claim” means to the extent not previously paid through the Cash Collateral Order, an Allowed General Unsecured Claim of $500,000 on account of all Claims by Staton based upon, arising under, or related to the Staton Consulting Agreement which shall constitute all Allowed Claims arising under or relating to the Staton Consulting Agreement.

1.153

“Staton Consulting Agreement” means the Consulting Agreement, dated as of October 5, 2012, between Staton and FFN.

1.154

“Stockholders’ Agreement” means that certain agreement among the holders of New Common Stock to be issued pursuant to the Plan in a form included with the Plan Supplement, which shall be acceptable to the Required Consenting Parties and the Debtors and in accordance with sections 1123(a)(6) of the Bankruptcy Code; provided, that the Debtors shall be deemed to have consented to the Stockholders’ Agreement so long as such documents and protections do not discriminate or make distinctions between minority shareholders beyond Required Consenting First Lien Noteholders’ appointment of an initial director.

1.155

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

1.156

“Tax Authority” means the United States Internal Revenue Service and any governmental, federal, state, local or foreign authority, agency or commission which is competent to assess, impose, enforce, levy, and/or collect a Tax.

1.157

“Taxes” means (i) any and all federal, state, local or foreign contributions, taxes, fees, imposts, duties and similar governmental charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation, any taxes on income, profits or gross receipts, ad valorem, value added, capital gains, sales, excise, use, real property, withholding, estimated, social security, housing fund, retirement fund, profit sharing, customs, import duties and fees and any other governmental contributions, and (ii) any transferee or successor liability in respect of any items described in clause (i) above.

1.158

 “Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of September 16, 2013 by and among the Issuers, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders.

1.159

“Unexpired Lease” means a lease of non-residential real property to which the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.160

“Unimpaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

1.161

“Unimpaired Class” means a Class of Claims or Interests that are Unimpaired.

1.162

“Unrestricted Cash” means Cash or foreign currency equivalent of the Debtors not held by a third-party financial institution or credit card processors as reserves against the Debtor’s liabilities to such parties.

1.163

“Unsecured Claim” means a Claim arising prior to the Petition Date against the Debtors that is not a Secured Claim.

1.164

“U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS IN THE DEBTORS

Section 2.01.

Introduction

(a)

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.  A Claim is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

(b)

This Plan constitutes a separate chapter 11 plan of reorganization for each Debtor.  For purposes of brevity and convenience, the chart below summarizes the classes and designation.  A detailed description of the subclasses contained in each class is attached hereto as Exhibit 1.

(c)

Class 1 (inclusive of Class 1A through Class 1MM) and Class 2 (inclusive of Class 2A through Class 2MM) are Impaired and entitled to vote on the Plan.  Class 3 (inclusive of Class 3A through Class 3MM), Class 4 (inclusive of Class 4A through Class 4MM), Class 5 (inclusive of Class 5A through Class 5MM), Class 6 (inclusive of Class 6A through Class 6MM), and Class 8B through Class 8MM are Unimpaired under the Plan and, pursuant to section 1126(f) of the Bankruptcy Code, are conclusively presumed to have accepted the Plan.  Class 7 (inclusive of Class 7A through Class 7MM) and Class 8A are Impaired under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, are conclusively presumed not to have accepted the Plan.

Class	Designation
Class 1	First Lien Noteholder Claims and First Lien Guaranty Claims
Class 2	Second Lien Noteholder Claims and Second Lien Guaranty Claims
Class 3	Other Secured Claims
Class 4	Other Priority Claims
Class 5	General Unsecured Claims
Class 6	Intercompany Claims
Class 7	Securities Litigation Claims
Class 8	Interests

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS IN THE DEBTORS

Section 3.01.

Unclassified Claims

(a)

Administrative Claims

Subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code, in full satisfaction, settlement, release and discharge of and in exchange for each Allowed Administrative Claim, except to the extent that any Holder of an Allowed Administrative Claim agrees to different treatment or as otherwise provided for in the Plan, each Holder of an Allowed Administrative Claim shall receive payment in full, in Cash, on the later of: (i) the Effective Date if due on or before that date, (ii) the date upon which such Administrative Claim becomes an Allowed Claim, (iii) with respect to Allowed Administrative Claims not yet due on the Effective Date or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, such time as such Allowed Administrative Claims are due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, or (iv) such other date as may be agreed upon between the Holder of such Allowed Administrative Claim and the Reorganized Debtors.

(b)

Priority Tax Claims

Except to the extent that an Allowed Priority Tax Claim has been paid prior to the  Effective Date or unless otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full and final satisfaction, settlement, and release of and in exchange for such Allowed Priority Tax Claim:  (a) Cash equal to the amount of such Allowed Priority Tax Claim; or (b) such other treatment which is consistent with 1129(a)(9)(C) of the Bankruptcy Code.

Section 3.02.

Impaired/Voting Classes of Claims against and Interests in the Debtors

(a)

Class 1A through Class 1MM Claims:  First Lien Noteholder Claims and First Lien Guaranty Claims (collectively, “Class 1 Claims”).  The First Lien Noteholder Claims and the First Lien Guaranty Claims are hereby Allowed in the principal amount (including applicable prepayment premium) of $234,286,908.16 plus all pre-petition and post-petition accrued and unpaid interest at the applicable default rate and fees and costs through the Effective Date to the extent not previously paid under the Cash Collateral Order or otherwise.

Classification:  Class 1 Claims consist of all First Lien Noteholder Claims and First Lien Guaranty Claims against the respective Debtors.

Treatment:  Without duplication, on or as soon as reasonably practicable after the Effective Date, the First Lien Notes shall be cancelled, and in full and final satisfaction of and in exchange for all Allowed Class 1 Claims, each holder of First Lien Notes shall receive (a) New First Lien Notes in the principal amount equal to the principal amount of its First Lien Notes and (b) its Pro Rata share of (i) the First Lien Non-Default Interest Cash Payment and (ii) to the extent of any First Lien Excess Cash, any First Lien Default Interest Payment; provided, however, that in the event that First Lien Excess Cash is insufficient to make the First Lien Default Interest Payment in full, then each holder of a Class 1 Claim shall receive New First Lien Notes with a principal amount equal to the Remaining First Lien Default  Interest Payment.

Voting:  Class 1A through Class 1MM are Impaired under the Plan and the Holders of Class 1 Claims shall be entitled to vote to accept or reject the Plan.

(b)

Class 2A through Class 2MM Claims:  Second Lien Noteholder Claims and Second Lien Guaranty Claims (collectively, “Class 2 Claims”).  The Class 2 Claims are hereby Allowed in the principal amount (including applicable prepayment premium) of $308,494,668 plus fees and costs through the Effective Date to the extent not previously paid under the Cash Collateral Order, the Bell/Staton Settlement Agreement or otherwise.

Classification:  Class 2 Claims consist of all Second Lien Noteholder Claims and Second Lien Guaranty Claims against the respective Debtors.

Treatment:  Without duplication, on the Effective Date, in exchange for the full and final satisfaction of the Class 2 Claims, each Second Lien Noteholder shall receive a Pro Rata share of (a) 100% of the New Common Stock and (b) any Second Lien Excess Cash.

Voting:  Class 2A through Class 2MM are Impaired and the Holders of Class 2 Claims shall be entitled to vote to accept or reject the Plan.

Section 3.03.

Unimpaired Classes of Claims and Interests in the Debtors

(a)

Class 3A through Class 3MM Claims: Other Secured Claims (collectively, “Class 3 Claims”).

Classification:  Class 3 Claims consist of all Other Secured Claims against the respective Debtors.

Treatment:  On the Effective Date or as soon thereafter as is reasonably practicable, each Holder of an Allowed Class 3 Claim shall receive, in full and complete settlement, release, and discharge of such Claim, in the discretion of the Debtors or the Reorganized Debtors and with the consent of the Required Consenting Parties: (i) reinstatement and unimpairment of its Allowed Other Secured Claim in accordance with section 1124(2) of the Bankruptcy Code, or (ii) in exchange for such Other Secured Claim, either (a) cash in the full amount of such Allowed Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (b) the proceeds of the sale or disposition of the collateral securing such Allowed Other Secured Claim to the extent of the value of the Holder’s secured interest in such collateral, (c) the collateral securing such Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (d) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.

Voting:  Class 3A through Class 3MM are Unimpaired, and the Holders of Class 3 Claims shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 3 Claims shall not be entitled to vote to accept or reject the Plan.

(b)

Class 4A through Class 4MM Claims: Other Priority Claims (collectively, “Class 4 Claims”).

Classification:  Class 4 Claims consist of Other Priority Claims against the respective Debtors.

Treatment:  The legal, equitable and contractual rights of the Holders of Allowed Class 4 Claims will be unaltered by the Plan.  Unless otherwise agreed to by the Holder of an Allowed Class 4 Claim and the Debtors or the Reorganized Debtors as applicable, each Holder of an Allowed Class 4 Claim (i) shall receive in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 4 Claim, payment of the Allowed Class 4 Claim in full in Cash on the Effective Date or as soon thereafter as is reasonably practicable or (ii) shall otherwise be left Unimpaired.

Voting:  Class 4A through Class 4MM are Unimpaired, and the Holders of Class 4 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 4 Claims shall not be entitled to vote to accept or reject the Plan.

(c)

Class 5A through Class 5MM Claims: General Unsecured Claims (collectively, “Class 5 Claims”).  Class 5 Claims include the Conru/Mapstead Agreement Claims, the Bell Allowed Claim and the Staton Allowed Claim each of which are expressly Allowed on the Effective Date.

Classification:  Class 5 Claims consist of the General Unsecured Claims against the respective Debtors.

Treatment:  Except as otherwise agreed to by such Holder and the Debtors or Reorganized Debtors as applicable, each Holder of an Allowed Class 5 Claim shall have its legal, equitable, and contractual rights unaltered by the Plan. Unless otherwise agreed to by the Holder of an Allowed Class 5 Claim and the Debtors or as explicitly set forth in the Plan, each Holder of an Allowed Class 5 Claim shall in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 5 Claim, receive payment of the Allowed Class 5 Claim in full in Cash on the Effective Date or as soon thereafter as is reasonably practicable or, to the extent applicable, shall have its Allowed Class 5 Claim reinstated by the Reorganized Debtors and satisfied in the ordinary course of business which shall include all Ordinary Course Claims.

Voting:  Class 5A through Class 5MM are Unimpaired, and the Holders of Class 5 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 5 Claims shall not be entitled to vote to accept or reject the Plan.

(d)

Class 6A through Class 6MM Claims: Intercompany Claims (collectively, “Class 6 Claims”).

Classification:  Class 6 Claims consist of Intercompany Claims against the Debtors.

Treatment:  On the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Debtors or Reorganized Debtors with the consent of the Required Consenting Parties, the Intercompany Claims shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  Holders of Class 6 Claims shall not receive or retain any property on account of such Intercompany Claims to the extent such Claim is cancelled and discharged.

Voting:  Class 6A through Class 6MM are Unimpaired, and the Holders of Class 6 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 6 Claims shall not be entitled to vote to accept or reject the Plan.

(e)

Class 8B through Class 8MM Interests: Intercompany Interests.

Classification:  Class 8B through Class 8MM consists of Intercompany Interests in the Debtors.

Treatment:  On the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Debtors or Reorganized Debtors with the consent of the Required Consenting Parties, the Intercompany Interests shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  Holders of Intercompany Interests shall not receive or retain any property on account of such Intercompany Interests to the extent such Interest is cancelled and discharged.

Voting:  Class 8B through Class 8MM are Unimpaired, and the Holders of Intercompany Interests will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Intercompany Interests shall not be entitled to vote to accept or reject the Plan.

Section 3.04.

Impaired/Non-Voting Classes of Claims and Interests in the Debtors

(a)

Class 7A through Class 7MM Claims: Securities Litigation Claims (collectively, “Class 7 Claims”).

Classification:  Class 7 Claims consist of the Securities Litigation Claims.

Treatment:  On the Effective Date, the Securities Litigation Claims shall be discharged and Holders of Class 7 Claims shall not receive or retain any property on account of such Securities Litigation Claims except to the extent that the Holders of Securities Litigation Claims have rights against existing insurance policies of the Debtors which rights against such  insurance shall remain unaffected by the Plan.

Voting:  Class 7A through Class 7MM  are Impaired, and the Holders of Class 7 Claims shall be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the Holders of Class 7 Claims shall not be entitled to vote to accept or reject the Plan.

(b)

Class 8A: Existing Equity Interests in FFN.

Classification:  Class 8A consists of the Existing FFN Equity Interests.

Treatment:  On the Effective Date, the Existing FFN Equity Interests shall be extinguished and cancelled.  Holders of Existing FFN Equity Interests shall not receive any consideration under the Plan.

Voting:  Class 8A is Impaired, and the Holders of Existing Equity Interests shall be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the Holders of Existing FFN Equity Interests shall not be entitled to vote to accept or reject the Plan.

Section 3.05.

Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing herein shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only.  The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

Section 4.01.

Classes of Claims Solicited to Vote

Only the votes of Holders of Class 1 Claims and Class 2 Claims shall be solicited with respect to the Plan.

Section 4.02.

Acceptance by a Voting Class

In accordance with section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, a voting Class of Claims shall have accepted the Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims voted in such Class have timely and properly voted to accept or reject the Plan.

Section 4.03.

Presumed Acceptances by Unimpaired Classes

Class 3 Claims, Class 4 Claims, Class 5 Claims, Class 6 Claims and Class 8B through Class 8MM are Unimpaired under the Plan.  Under section 1126(f) of the Bankruptcy Code, Holders of such Unimpaired Claims and Interests are conclusively presumed to have accepted the Plan.  Accordingly, the votes of Holders of such Class 3 Claims, Class 4 Claims, Class 5 Claims, Class 6 Claims and Class 8B through Class 8MM shall not be solicited.

Section 4.04.

  Presumed Rejection by Impaired Classes Not Receiving or Retaining   Any Property

Classes 7 Claims and Class 8A are Impaired under the Plan, and the Holders of such Impaired Claims or Interests are not receiving or retaining any property under the Plan on account of such Claims or Interests.  Under section 1126(g) of the Bankruptcy Code, Holders of such Impaired Claims or Interests are conclusively presumed to have rejected the Plan, and the votes of Holders of such Impaired Claims or Interests shall not be solicited.

Section 4.05.

Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors reserve the right to request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.  The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan, the Plan Supplement, or any schedule or exhibit, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary, in each case subject to the terms of the Transaction Support Agreement.

Section 4.06.

Elimination of Vacant Classes

Any Class of Claims or Interests in the Debtors that does not contain, as of the date of the commencement of the Confirmation Hearing, a Holder of an Allowed Claim or Interest, or a Holder of a Claim temporarily allowed under Bankruptcy Rule 3018, shall be deemed deleted from the Plan for all purposes, including for purposes of determining acceptance of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 5.01.

Continued Corporate Existence; Revesting of Assets; Preservation of Causes of Action, Litigation Rights and Avoidance Actions

(a)

After the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, dispose of property and settle and compromise Claims or Interests without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject to the terms of this Plan and the Plan Supplement, and all documents and exhibits thereto implementing the provisions of the Plan.

(b)

Except as otherwise provided herein, or in the Confirmation Order, and pursuant to section 1123(b)(3) and section 1141(b) and (c) of the Bankruptcy Code, on the Effective Date, all of the property and assets of the Debtor and all Causes of Action and Litigation Rights (other than those released pursuant to Section 11.01), including the Avoidance Actions, shall automatically revest in the Reorganized Debtors, free and clear of all Claims, Liens and Interests.  As of the Effective Date, all such property of each Reorganized Debtor shall be free and clear of all Claims, Liens and Interests, except as specifically provided in the Plan or the Confirmation Order and the Reorganized Debtor shall receive the benefit of any and all discharges under the Plan.

(c)

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, on the Effective Date, the Reorganized Debtors shall retain and may enforce, and shall have the sole right to enforce or prosecute, any Claims, demands, rights, and Causes of Action or Litigation Rights, that the Debtors may hold against any Entity, including, without limitation, all Avoidance Actions.  The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or Causes of Action or Litigation Rights, including, without limitation, Avoidance Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors or its successor holding such Claims, demands, rights, Causes of Action or Litigation Rights.

(d)

If, as a result of the pursuit of any Litigation Rights or Avoidance Actions, a Claim would arise from a recovery pursuant to section 550 of the Bankruptcy Code after Distributions under the Plan have commenced, making it impracticable to treat the Claim in accordance with the applicable provisions of Article VII of the Plan, the Reorganized Debtors shall be permitted to reduce the recovery by an amount that reflects the value of the treatment that would have been accorded to the Claim under the Plan, thereby effectively treating the Claim through the reduction.

Section 5.02.

General Corporate Actions

The entry of the Confirmation Order shall constitute authorization for the Debtors and the Reorganized Debtors to take or cause to be taken all corporate actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on, and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court.  All such actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without any requirement of further action by the partners, members, stockholders or directors of the Debtors or the Reorganized Debtors.  On the Effective Date, the appropriate officers, partners and directors of the Debtors and the Reorganized Debtors are authorized and directed to execute and deliver the agreements, documents, and instruments contemplated by the Plan and Plan Documents in the name and on behalf of the Debtors and the Reorganized Debtors.

Section 5.03.

Boards of Directors of the Reorganized Debtors

On the Effective Date, the operations of the Reorganized Debtors shall become the responsibility of their respective boards of directors, subject to and in accordance with the New Corporate Governance Documents of each Reorganized Debtor, which shall provide that the Reorganized Debtors shall continue to operate under the laws of their respective jurisdictions of incorporation.  The identity of the initial board of directors of each of the Reorganized Debtors shall be set forth in the Plan Supplement.

Section 5.04.

Officers of the Reorganized Debtors

The initial officers of the Reorganized Debtors shall be as set forth in the Plan Supplement.  After the Effective Date, the Reorganized Debtors may remove or appoint officers in accordance with applicable non-bankruptcy law.

The Plan Supplement will designate those employment agreements with members of existing senior management and/or other employees that shall be assumed as of the Effective Date, if any.  To the extent not expressly assumed, such contracts shall be deemed rejected as of the Effective Date; provided, however, that all of the Debtors’ indemnity obligations with respect to directors and officers of the Debtors serving as of the Petition Date, whether or not set forth in such employment agreements, shall be assumed by the Reorganized Debtors.

Section 5.05.

Indemnification Obligations

(a)

Upon the Effective Date, the obligations of the Debtors as provided in the Debtors’ certificates of formation, certificates of incorporation, bylaws or other organizational documents, board resolutions, employment contracts, applicable law or other applicable agreements as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of members, managers, directors, officers, employees, attorneys, other professionals, and agents of the Debtors and their Affiliates who were in place as of the Petition Date (including Bell and Staton), against any claims or causes of action whether direct or derivative, liquidated or unliquidated, foreseen or unforeseen, asserted or unasserted, shall not be discharged or impaired by Confirmation of the Plan, shall survive Confirmation of the Plan and shall remain unaffected thereby after the Effective Date.

(b)

Upon the Effective Date, each Debtor’s respective organizational documents (including the New Corporate Governance Documents) shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of, and advancement of fees and expenses to members, managers, directors, officers, employees, attorneys, other professionals, and agents of the Debtors and their Affiliates who were in place as of the Petition Date (including Bell and Staton) against any claims or causes of action whether direct or derivative, liquidated or unliquidated, foreseen or unforeseen, asserted or unasserted, and the Debtors or Reorganized Debtors, as applicable, shall not amend and/or restate such organizational documents (including the New Corporate Governance Documents) before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations or the rights of such members, managers, directors, officers, employees, attorneys, other professionals, and agents of the Debtors under this Section 5.05.

Upon and after the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, shall obtain and maintain reasonably sufficient tail coverage under a director and officer liability insurance policy to cover Persons who are covered as of the Effective Date by the Debtors’ officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to the Effective Date.  Such tail coverage shall  be for a period of six (6) years for an amount of no less than $10 million or such other commercially reasonable terms and coverage as shall be determined by the independent members of the Debtor’s board of directors.  As of the Effective Date, the Reorganized Debtors shall assume all obligations owing under the director and officer insurance policies pursuant to section 365(a) of the Bankruptcy Code.

(c)

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the director and officer liability insurance policies.  Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity or advancement obligations assumed by the foregoing assumption of the director and officer liability insurance policies, and each such indemnity or advancement obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

(d)

As set forth in the Bell/Staton Settlement Agreement, the undertakings of Bell and Staton to reimburse the Debtors in connection with the existing indemnification claims will remain unaffected by the Plan and shall be enforceable by the Reorganized Debtors.

Section 5.06.

Exemption Under Section 1145 of the Bankruptcy Code

To the extent available, the issuance of the New First Lien Notes and the New Common Stock shall be exempt from SEC registration under section 1145 of the Bankruptcy Code.  To the extent section 1145 is unavailable with respect to such New First Lien Notes and New Common Stock, the issuance of such securities shall be exempt from SEC registration as a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or the safe harbor of Regulation D promulgated thereunder, or such other exemption as may be available from any applicable registration requirements.

Section 5.07.

Restructuring Transactions

On, as of, or after the Effective Date, the Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate, in accordance with any applicable law, to effect any Restructuring Transaction, to otherwise simplify the overall corporate or operational structure of the Reorganized Debtors, to achieve corporate or operational efficiencies, or to otherwise improve financial results; provided that such Restructuring Transactions or actions are not otherwise inconsistent with the Plan, the Transaction Support Agreement, Distributions to be made under the Plan, the New Corporate Governance Documents, the New First Lien Notes or the New First Lien Note Indenture or the related collateral documents.  The actions to effect the Restructuring Transactions may include, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, conversion, restructuring, recapitalization, disposition, liquidation or dissolution containing terms that are consistent with the terms herein and that satisfy the requirements of applicable law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, disposition, or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms herein and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, conversion or dissolution (or similar instrument) pursuant to applicable law; and (iv) all other actions which the applicable entities may determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with such transactions.  The Restructuring Transactions may include one or more mergers, consolidations, conversions, restructurings, recapitalizations, dispositions, liquidations or dissolutions, as may be determined by the applicable Debtors or Reorganized Debtors to be necessary or appropriate to effect the purposes of such Restructuring Transactions for the benefit of the Reorganized Debtors, including, without limitation, the potential simplification of the organizational structure of the Reorganized Debtors.  In each case in which the surviving, resulting or acquiring person in any such Restructuring Transaction is a successor to a Debtor or Reorganized Debtor, such surviving, resulting or acquiring person will perform the obligations of the applicable Debtor or Reorganized Debtor pursuant to this Plan to pay or otherwise satisfy the Allowed Claims against such Debtor or Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring person, which may provide that another Debtor or Reorganized Debtor will perform such obligations.  Implementation of the Restructuring Transactions shall not affect any distributions, discharges, indemnification obligations, exculpations, releases or injunctions set forth in this Plan.  The Restructuring Transactions shall be authorized and approved by the Confirmation Order pursuant to, among other provisions, sections 1123 and 1141 of the Bankruptcy Code and section 303 of title 8 of the Delaware Code, if applicable, without any further notice, action, third-party consents, court order or process of any kind, except as otherwise set forth herein or in the Confirmation Order.

Section 5.08.

Effectuating Documents; Further Transactions

The Chief Executive Officer, the Chief Financial Officer, or any other appropriate officer of the Reorganized Debtors shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  In addition, and without limitation of the foregoing, the Secretary or Assistant Secretary of the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

Section 5.09.

Exemption from Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from the Debtors to the Reorganized Debtors or any other Person or Entity pursuant to this Plan, including the New Common Stock and New First Lien Notes, and the granting or  recording of any Lien or mortgage on any property under the New First Lien Notes, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment.  State or local governmental officials or agents are directed to forego the collection of any such tax or governmental assessment and to accept for Filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 5.10.

Reorganized Debtors’ Obligations Under the Plan

From and after the Effective Date, the Reorganized Debtors shall exercise their reasonable discretion and business judgment to perform their obligations under the Plan.  The Plan will be administered and actions will be taken in the name of the Debtors and the Reorganized Debtors.  From and after the Effective Date, the Reorganized Debtors shall conduct, among other things, the following tasks:

(a)

Administer the Plan and take all steps and execute all instruments and documents necessary to effectuate the terms of the Plan;

(b)

Pursue (including, as it determines through the exercise of its business judgment, prosecuting, enforcing, objecting to, litigating, reconciling, settling, abandoning or resolving) all of the rights, Claims, Causes of Action, defenses, and counterclaims retained by the Debtors or the Reorganized Debtors;

(c)

Reconcile Claims and resolve Disputed Claims, and administer the Claims allowance and disallowance processes as set forth in the Plan, including objecting to, prosecuting, litigating, reconciling, settling, and resolving Claims and Disputed Claims in accordance with the Plan;

(d)

Make decisions regarding the retention, engagement, payment, and replacement of Professionals, employees, and consultants;

(e)

Administer the Distributions under the Plan, including (i) making Distributions in accordance with the terms of the Plan, and (ii) Filing with the Bankruptcy Court on each three (3) month anniversary of the Effective Date reports regarding the Distributions made and to be made to the Holders of Allowed Claims as required by the U.S. Trustee;

(f)

Exercise such other powers as necessary or prudent to carry out the provisions of the Plan;

(g)

File appropriate tax returns;

(h)

File a motion requesting the Bankruptcy Court enter a final decree closing the Chapter 11 Cases; and

(i)

Take such other action as may be necessary or appropriate to effectuate the Plan.

Section 5.11.

Cancellation of Existing Securities and Agreements

Except for purposes of evidencing a right to distribution under the Plan or otherwise as provided hereunder, on the Effective Date, the First Lien Notes and the Second Lien Notes, as well as the First Lien Indenture, the Second Lien Indentures, and all agreements relating thereto, shall be deemed automatically cancelled, terminated and of no further force or effect, without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the parties, as applicable, under the agreements, indentures, and certificates of designation governing such Claims or Interests shall be discharged; provided, however, that (a) the First Lien Indenture all agreements related thereto shall continue in effect solely for the limited purposes of (i) allowing the First Lien Indenture Trustee to make any Distributions on account of the First Lien Notes to this Plan, (ii) to perform such other necessary administrative or other functions with respect thereto and with respect to other obligations set forth under the Plan and Confirmation Order, and (iii) allowing the First Lien Indenture Trustee to assert, in accordance with the terms of the Plan and Confirmation Order, any right to indemnification or contribution it may have under the First Lien Indenture and any other related agreements respectively, in connection with or in any way relating to the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Disclosure Statement or the Plan arising from and after the Petition Date through and including the Effective Date, (b) the Cash Pay Second Lien Indenture and all agreements related thereto shall continue in effect solely for the limited purposes of allowing the Second Lien Cash Pay Indenture Trustee to have the benefit of and enforce all the rights and protections and other provisions of the Cash Pay Second Lien Indenture and all other related agreements respectively, vis-à-vis the Second Lien Noteholders, respectively, including any priority in payment and lien rights as set forth in those documents and in the Intercreditor Agreement, with respect to any Distribution to their respective Noteholders under the Plan, and (c) the Non-Cash Pay Second Lien Indenture and all agreements related thereto shall continue in effect solely for the limited purposes of allowing the Second Lien Non-Cash Pay Indenture Trustee to assert, in accordance with the terms of the Plan and Confirmation Order, any right to compensation, reimbursement of expenses (including but not limited to reasonable attorney’s fees), indemnification, contribution or other claims they may have under the Non-Cash Pay Second Lien Indenture and any other related agreements respectively, in connection with or in any way relating to the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Disclosure Statement or the Plan arising from and after the Petition Date through and including the Effective Date.  On the Effective Date, Reorganized FFN shall file a Form 15 with the Securities and Exchange Commission to deregister the Existing FFN Equity and suspend its reporting obligations with the Securities and Exchange Commission in connection therewith.  Notwithstanding anything to the contrary herein, the 2013 PIK Notes shall be deemed rescinded and extinguished as if the 2013 PIK Notes had not been issued and are not receiving any consideration under the Plan.  Any tax reporting forms related to the Non-Cash Pay Second Lien Notes or accounting by the Debtors related to the 2013 PIK Notes shall be prepared in a manner consistent with the Plan and this Section 5.11.

Section 5.12.

Management Incentive Plan

Reorganized FFN shall adopt the new Management Incentive Plan as set forth in the Plan Supplement, if any.

Section 5.13.

Transactions on Business Days

If the date on which a transaction may occur under this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

Section 5.14.

Fees and Expenses

On the Effective Date (or as soon as practicable following the Effective Date for any invoices delivered after the Effective Date relating to periods prior to the Effective Date), the Debtors or Reorganized Debtors, as applicable, shall pay in cash, the reasonable fees and expenses of the Consenting First Lien Noteholders, the Consenting Second Lien Noteholders, the First Lien Indenture Trustee and the Second Lien Non-Cash Pay Indenture Trustee (each including without limitation reasonable attorneys’ fees) incurred through the Effective Date to the extent not previously paid, provided, however, that to the extent that any such party has not submitted an invoice for such fees and expenses, then such party shall provide the Debtors with an estimate of such fees and expenses no later than three days prior to the Effective Date, and the Debtors shall create a reserve for the payment of those fees and expenses after the Effective Date.  To the extent that there is a dispute as to the reasonableness of any such fees and expenses, the Debtors or the Reorganized Debtors shall pay the undisputed portion of such fees and expenses, and the party requesting the payment of fees and expenses may submit the dispute to the Bankruptcy Court for resolution.

Section 5.15.

Bell/Staton Settlement

On the Effective Date, the Debtors shall pay all reasonable legal fees and expenses of the Bell/Staton Parties in all of their capacities in connection with the evaluation, negotiation, documentation and implementation of the transactions contemplated by the Bell/Staton Settlement Agreement in an amount not to exceed $125,000 incurred through August 27, 2013 plus any reasonable fees and expenses (including counsel fees) owing to the Second Lien Cash Pay Indenture Trustee and the collateral trustee for the Second Lien Cash Pay Notes to the extent set forth in each of the Transaction Support Agreement and the Cash Collateral Order to the extent not previously paid.

Section 5.16.

New First Lien Notes

On as of, or after the Effective Date, the Reorganized Debtors shall issue the New First Lien Notes and may take such actions as may be necessary or appropriate, in accordance with any applicable law, in connection therewith.

Section 5.17.

Compromise and Settlement Under the Plan

NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, THE ALLOWANCE, CLASSIFICATION, AND TREATMENT OF ALL ALLOWED CLAIMS AND ALLOWED INTERESTS AND THEIR RESPECTIVE DISTRIBUTIONS AND TREATMENTS HEREUNDER TAKE INTO ACCOUNT AND CONFORM TO THE RELATIVE PRIORITY AND RIGHTS OF THE CLAIMS AND INTERESTS IN EACH CLASS IN CONNECTION WITH ANY CONTRACTUAL, LEGAL,  AND EQUITABLE SUBORDINATION RIGHTS RELATING THERETO.  AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH RIGHTS DESCRIBED IN THE PRECEDING SENTENCE ARE SETTLED, COMPROMISED, AND RELEASED PURSUANT TO THE PLAN. THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING AND DETERMINATION THAT THE SETTLEMENTS REFLECTED IN THE PLAN, ARE (1) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR  ESTATES, (2) FAIR, EQUITABLE AND REASONABLE, (3) MADE IN GOOD FAITH, AND (4) APPROVED BY THE BANKRUPTCY COURT PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019.  IN ADDITION, THE ALLOWANCE, CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS TAKES INTO ACCOUNT ANY CAUSES OF ACTION, CLAIMS, OR COUNTERCLAIMS, WHETHER UNDER THE BANKRUPTCY CODE OR OTHERWISE UNDER APPLICABLE LAW, THAT MAY EXIST BETWEEN THE DEBTORS AND THE RELEASING PARTIES; AND AS BETWEEN THE RELEASING PARTIES AND THE RELEASED PARTIES.  AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH CAUSES OF ACTION, CLAIMS AND COUNTERCLAIMS ARE SETTLED, COMPROMISED, AND RELEASED PURSUANT TO THE PLAN AND THE CONFIRMATION ORDER.

ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 6.01.

General Assumption of Executory Contracts and Unexpired Leases

(a)

Except as otherwise specifically provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, all Executory Contracts and Unexpired Leases are hereby assumed except for an Executory Contract or Unexpired Lease that (i) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date, (ii) previously expired or was terminated pursuant to its own terms, or (iii) is the subject of a motion to assume, assume and assign, or reject filed by the Debtors on or before the Confirmation Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the Executory Contract and Unexpired Lease assumptions described above, as of the Effective Date.  Each party to an Executory Contract or Unexpired Lease that does not file and serve upon counsel to the Debtors by the Cure Response Deadline will be deemed to consent to the assumption of such Executory Contract or Unexpired Lease.

(b)

Notwithstanding anything to the contrary in the Plan, the Debtors and the Reorganized Debtors reserve the right to assert that any license, franchise, and partially performed contract is a property right and not an Executory Contract.  Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtors in the ordinary course of business.

Section 6.02.

Assignment of Executory Contracts and Unexpired Leases

To the extent provided under the Bankruptcy Code or other applicable law, any Executory Contract or Unexpired Lease transferred and assigned pursuant to this Plan shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such  Executory Contract or Unexpired Lease (including those of the type described in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment.  To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease or that terminates or modifies such Executory Contract or Unexpired Lease or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

Section 6.03.

Cure Rights for Executory Contracts and Unexpired Leases Assumed Under the Plan

Monetary amounts by which each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan is in default, if any, shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure.  Unless the Debtors filed with the Court and serve on the counterparty to an Executory Contract or Unexpired Lease a Cure Notice to the contrary, which Cure Notice would be filed and served by the Debtors by the date set forth in the Assumption Procedures Order, ALL CURE AMOUNTS FOR EACH EXECUTORY CONTRACT AND UNEXPIRED LEASE BEING ASSUMED PURSUANT TO THIS PLAN SHALL BE $0.  If any party to an Executory Contract or Unexpired Lease with the Debtors (a) does not agree that the Cure amount is $0 (or such amount to the contrary that is set forth in any Cure Notice with respect to any particular Executory Contract(s) or Unexpired Lease(s)) or (b) objects to the ability of any of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or any other matter pertaining to assumption, such party must have filed and served upon counsel to the Debtors, by the Cure Response Deadline, a Cure Response meeting the requirements set forth in the Assumption Procedures Order.  In such instance, Cure shall occur following the entry of a Final Order by the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment; provided, however, that the Debtors or Reorganized Debtors, as applicable, shall be authorized to reject any Executory Contract or Unexpired Lease to the extent the Debtors or Reorganized Debtors, in the exercise of their sound business judgment, conclude that the amount of the Cure obligation as determined by such Final Order, renders assumption of such Executory Contract or Unexpired Lease unfavorable to the Debtors or Reorganized Debtors.

Section 6.04.

Continuing Obligations Owed to Debtors

(a)

Except as otherwise provided herein, any confidentiality agreement entered into between the Debtors and any other Person requiring the parties to maintain the confidentiality of each other’s proprietary information shall be deemed to be, and shall be treated as though it is, an Executory Contract that is assumed and assigned pursuant to section 365 of the Bankruptcy Code and section 6.01 of the Plan.

(b)

Any indemnity agreement entered into between the Debtors and any other Person requiring the supplier to provide insurance in favor of the Debtors, to warrant or guarantee such supplier’s goods or services, or to indemnify the Debtors for claims arising from the goods or services shall be deemed to be, and shall be treated as though it is, an Executory Contract that is assumed and assigned pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan; provided, however, that if any party thereto asserts any Cure, at the election of the Debtors such agreement shall not be deemed assumed, and shall instead be rejected pursuant to section 365 of the Bankruptcy Code under the Plan.

(c)

Continuing obligations of third parties to the Debtors under insurance policies, contracts, or leases that have otherwise ceased to be executory or have otherwise expired on or prior to the Effective Date, including, without limitation, continuing obligations to pay Insured Claims, to defend against and process claims, to refund premiums or overpayments, to provide indemnification, contribution or reimbursement, to grant rights of first refusal, to maintain confidentiality, or to honor releases, shall continue and shall be binding on such third parties unless otherwise specifically terminated by the Debtors, under the Plan or otherwise by order of Bankruptcy Court.

(d)

To the extent any insurance policy under which the insurer has a continuing obligation to pay the Debtors or a third party on behalf of the Debtors is held by the Bankruptcy Court to be an Executory Contract, such insurance policy shall be treated as though it is an Executory Contract that is assumed pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan.  Any and all Claims (including payments for Cure) arising under or related to any insurance policies or related insurance agreements that are assumed by the Debtors prior to or as of the Effective Date: (i) shall not be discharged; (ii) shall be Allowed Administrative Claims; and (iii) shall be paid in full in the ordinary course of business of the Reorganized Debtors as set forth in Section 3.01(a) of the Plan.

Section 6.05.

Limited Extension of Time to Assume or Reject

In the event of a dispute as to whether a contract or lease between the Debtors and a Person that is not an Insider is executory or unexpired, the right of the Debtors or the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the Confirmation Date, or as otherwise provided in section 365(d) of the Bankruptcy Code, after entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired, provided such dispute is pending as of the Confirmation Date.

Section 6.06.

Postpetition Contracts and Leases

The Debtors shall not be required to assume or reject any contract or lease entered into by the Debtors after the Petition Date.  Any such contract or lease shall continue in effect in accordance with its terms after the Effective Date as set forth in the Plan, unless the Reorganized Debtors have obtained a Final Order of the Bankruptcy Court approving termination of such contract or lease.  Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtors in the ordinary course of their business.

Section 6.07.

Treatment of Claims Arising from Assumption or Rejection

All Allowed Claims relating to an Executory Contract or Unexpired Lease shall have such status as they may be entitled to under the Bankruptcy Code as determined by Final Order of the Bankruptcy Court.

Section 6.08.

Benefit Programs

Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date and subject to Section 5.04 of the Plan, all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under Section 6.01 of the Plan, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors’ obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive Confirmation of the Plan, except for (i) Executory Contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) Executory Contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors’ obligations, if any, to pay all “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code shall continue; provided further, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the Debtors’ ability or the Reorganized Debtors’ ability to modify the terms and conditions of the retiree benefits as otherwise permitted by such plans and applicable nonbankruptcy law.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

Section 7.01.

Distributions for Allowed Claims

Except as otherwise provided herein or as ordered by the Bankruptcy Court, all Distributions to Holders of Allowed Claims as of the Effective Date shall be made on or as soon as practicable after the Effective Date.  Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Section 8.03 of the Plan and on such day as selected by the Reorganized Debtors.

Section 7.02.

Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.  Unless otherwise specifically provided for in the Plan or the Confirmation Order, interest shall not accrue or be paid upon any Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Claim becomes an Allowed Claim.

Section 7.03.

Designation; Distributions by Disbursing Agents

(a)

The Reorganized Debtors, as applicable, or any Disbursing Agent on its behalf shall make all Distributions required to be made to Holders of Class 1, 2, 3, 4, 5 and 6 Claims or Interests, on the Effective Date, or as soon thereafter as is reasonably practicable.

(b)

If a Disbursing Agent is an independent third party designated to serve in such capacity (including as set forth in clauses (c), (d) and (e) hereof), such Disbursing Agent shall receive, without further approval from the Bankruptcy Court, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from the Reorganized Debtors, including the reasonable fees, costs and expenses of counsel.  No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, in which case all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors unless otherwise agreed.

(c)

Distributions under the Plan to Holders of such Allowed First Lien Noteholder Claims shall be made (i) for non-certificated Holders (A) by the Reorganized Debtors by distributing cash to the First Lien Indenture Trustee, who will then make a cash distribution to Depository Trust Company, who will then utilize mandatory reorganization procedures established and implemented by the Depository Trust Company to distribute cash to such Holders and (B) by having the indenture trustee under the New First Lien Indenture, issue one or more certificates representing the amount of New First Lien Notes provided for distribution under the Plan to Depository Trust Company, who will then utilize mandatory reorganization procedures established and implemented by the Depository Trust Company to issue the First Lien Notes to such Holders; and (ii) with respect to certificated Holders, (A) by the Reorganized Debtors by distributing cash to the First Lien Indenture Trustee, who will then make a cash distribution to such certificated Holders and (B) by having the indenture trustee under the New First Lien Indenture, issue one or more certificates representing the amount of New First Lien Notes provided for distribution under the Plan to such certificated holders.  The First Lien Indenture Trustee shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Reorganized Debtors of the Distributions in conformity with the foregoing, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

(d)

Distributions under the Plan to Holders of Allowed Second Lien Noteholder Claims on account of the Non-Cash Pay Second Lien Notes shall be made by the Disbursing Agent in accordance with Section 7.10 of this Plan.  The Disbursing Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery of the Distributions in conformity with Section 3.02 and 7.10 of the Plan, the Reorganized Debtors and the Disbursing Agent shall be released of all liability with respect to the delivery of such distributions, except as expressly provided herein.  The Second Lien Non-Cash Pay Indenture Trustee shall have no obligations under Sections 3.02 and 7.10 of the Plan, except (i) obligations for which the Second Lien Non-Cash Pay Indenture Trustee agrees in writing to perform as a Disbursing Agent under the Plan, (ii) the obligation to close the Non-Cash Pay Second Lien Note Register as of and on the Effective Date, (iii) the obligation to deliver the Non-Cash Pay Second Lien Note Register as it exists on the Effective Date to the Disbursing Agent at the Debtors’ or Reorganized Debtors’ direction, and (iv) the obligation to deliver to the Debtors, in its capacity as collateral agent, termination statements or releases reasonably acceptable to the Second Lien Non-Cash Pay Indenture Trustee related to the cancellation of the Non-Cash Pay Second Lien Notes pursuant to written instructions received from the Debtors on or before the Effective Date.  Notwithstanding anything to the contrary contained in the Plan, but subject to the provisions of this Section 7.03(d), on the Effective Date, any and all obligations of the Second Lien Non-Cash Pay Indenture Trustee in its capacity as trustee, or any other capacity, under the Non-Cash Pay Second Lien Indenture, including without limitation any obligations to maintain a register of the Non-Cash Pay Second Lien Notes and of their transfer and exchange pursuant to the Non-Cash Pay Second Lien Indenture, shall be terminated, cancelled and discharged without further act or action by the Second Lien Non-Cash Pay Indenture Trustee or any other party or under any applicable agreement, law, regulation, order or rule, and thereafter.

(e)

Distributions under the Plan to Holders of Allowed Second Lien Noteholder Claims on account of the Cash Pay Second Lien Notes shall be made by the Disbursing Agent in accordance with Section 7.10 of this Plan.  The Disbursing Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery of the Distributions in conformity with Section 3.02 and 7.10 of the Plan, the Reorganized debtors and the Disbursing Agent shall be released of all liability with respect to the delivery of such distributions, except as expressly provided herein.

Section 7.04.

Means of Cash Payment

(a)

Cash payments under this Plan shall be in U.S. funds, and shall be made, at the option, and in the sole discretion, of the Debtors or Reorganized Debtors, as applicable, by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Debtors or Reorganized Debtors, as applicable; provided, however, that all payments of Cash on account of the First Lien Indenture, the Second Lien Cash Pay Indenture, the Transaction Support Agreement, and the Cash Collateral Order shall be made in accordance with those documents.  Cash payments to foreign Creditors may be made, at the option, and in the sole discretion, of the Debtors or Reorganized Debtors, as applicable in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.  Cash payments made pursuant to this Plan in the form of checks issued by the Debtors or the Reorganized Debtors shall be null and void if not cashed within 120 days of the date of the issuance thereof.  Requests for reissuance of any check shall be made directly to the Reorganized Debtors.

(b)

For purposes of effectuating Distributions under the Plan, any Claim denominated in foreign currency shall be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date or, if such Claim is to be paid in the ordinary course, then pursuant to the applicable published exchange rate in effect on the date of such payment.

Section 7.05.

Fractional Distributions

Notwithstanding any other provision of the Plan to the contrary, no fractional units of shares (including shares of New Common Stock) will be issued or distributed and no cash payments of fractions of cents will be made.  When any distribution pursuant to the Plan would otherwise result in the issuance of a number of shares that is not a whole number, the actual distribution of shares shall be rounded to the nearest whole number and fractions of one-half (1/2) or less shall be rounded to the next lower whole number.  The total number of authorized shares to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

Section 7.06.

De Minimis Distributions

Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agent shall not be required to distribute, and shall not distribute, Cash or other property to the Holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $50.  Any Holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than such amount shall have such Claim discharged and shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors or their respective property.  Any Cash or other property not distributed pursuant to this provision shall be the property of the Reorganized Debtors, free of any restrictions thereon, other than those contained in the New First Lien Notes, New Common Stock, and related documents.

Section 7.07.

Delivery of Distributions

Distributions to Holders of Allowed Claims shall be made by the applicable Disbursing Agent (a) at the addresses reflected in the Schedules, (b) at the addresses set forth on the Proofs of Claim Filed by such Holders, if any (c) at the addresses set forth in any written notices of address changes delivered to the Debtors, the Reorganized Debtors or the Disbursing Agent after the date of the Schedules if no Proof of Claim was Filed or after the date of any related Proof of Claim Filed, (d) with respect to the Holders of Allowed First Lien Noteholder Claims to or at the direction of the First Lien Indenture Trustee or (e) with respect to the Holders of Allowed Non-Cash Pay Second Lien Noteholder Claims or Allowed Cash Pay Second Lien Noteholder Claims at the direction of the Disbursing Agent.  Unless otherwise agreed between the Reorganized Debtors and the Disbursing Agent, amounts in respect of undeliverable Distributions made by the Disbursing Agent shall be returned to the Reorganized Debtors, on the first (1st) anniversary of the Effective Date.  Any amount returned to the Reorganized Debtors prior to such anniversary shall be held in trust by the Reorganized Debtors, until such Distributions are claimed, at which time the applicable amounts shall be returned to the Disbursing Agent for distribution pursuant to the Plan.  All claims for undeliverable Distributions must be made on or before the first (1st) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claims of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.  Distributions to the Holders of Allowed First Lien Noteholder Claims shall be deemed made when delivered to the First Lien Indenture Trustee.  Distributions to the Holders of Allowed Second Lien Noteholder Claims shall be deemed made when delivered to the Disbursing Agent.  Nothing contained in the Plan shall require the Debtors, the Reorganized Debtors, or any Disbursing Agent to attempt to locate any Holder of an Allowed Claim provided that the Debtors, the Reorganized Debtors and any Disbursing Agents shall not be excused from any obligations under Exchange Act Rule 17Ad-17.

Section 7.08.

Application of Distribution Record Date

At the close of business on the Distribution Record Date, the claims registers for all Claims shall be closed and there shall be no further changes in the record Holders of such Claims.  Except as provided herein, the Reorganized Debtors, the Disbursing Agents, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record Holders stated on the claims registers as of the close of business on the Distribution Record Date irrespective of the number of Distributions to be made under the Plan to such Persons or the date of such Distributions.

Section 7.09.

Withholding, Payment and Reporting Requirements

In connection with the Plan and all Distributions under the Plan, the Reorganized Debtors and the Disbursing Agent shall, to the extent applicable, comply with all tax withholding, payment, and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding, payment, and reporting requirements.  The Reorganized Debtors and the Disbursing Agents shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment, and reporting requirements.  Notwithstanding any other provision of the Plan, and except as provided in the First Lien Indenture, the Second Lien Indentures and the Transaction Support Agreement (a) each Holder of an Allowed Claim that is to receive a Distribution of Cash pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution, and including, in the cases of any Holder of a Disputed General Unsecured Claim that has become an Allowed General Unsecured Claim, any tax obligation that would be imposed upon the Reorganized Debtors in connection with such Distribution, and (b) no Distribution of Cash shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the applicable Reorganized Debtor for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Reorganized Debtors in connection with such Distribution.  Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable Distribution pursuant to Section 7.07 of the Plan.

Section 7.10.

Surrender of Cancelled Instruments or Securities; Stockholders’ Agreement

As a condition precedent to a Holder of Non-Cash Pay Second Lien Noteholder Claims and Non-Cash Pay Second Lien Noteholder Guaranty Claims receiving any distribution on account of its Allowed Claim, each Holder of a Non-Cash Pay Second Lien Noteholder Claim and a Non-Cash Pay Second Lien Noteholder Guaranty Claims shall surrender any Certificates or other documentation underlying each such Claim to the Disbursing Agent, and all such surrendered Certificates and other documentations shall be deemed to be cancelled pursuant to Section 5.11 of the Plan, except to the extent otherwise provided herein.  As a condition precedent to a Holder of Cash Pay Second Lien Noteholder Claims and Cash Pay Second Lien Noteholder Guaranty Claims receiving any distribution on account of its Allowed Claim, each Holder of a Cash Pay Second Lien Noteholder Claim and Cash Pay Second Lien Noteholder Guaranty Claim shall surrender any Certificates or other documentation underlying each such Claim to the Disbursing Agent, and all such surrendered Certificates and other documentations shall be deemed to be cancelled pursuant to Section 5.11 of the Plan, except to the extent otherwise provided herein.

Further, as a condition precedent to receiving any distribution of New Common Stock, each Holder of a Second Lien Noteholder Claim and/or Second Lien Guaranty Claim shall execute the Stockholders’ Agreement and deliver its signature page to the Reorganized Debtors.

Any Holder of a Second Lien Noteholder Claim or Second Lien Noteholder Guaranty Claim that fails to (i) deliver (or cause its Registered Holder to deliver) its signature page to the Stockholders’ Agreement, and either (ii) surrender (or cause its Registered Holder to surrender) such Certificate or other underlying documentation or (iii) execute and deliver (or cause its Registered Holder to execute and deliver) an affidavit of loss and/or indemnity, or similar affidavit reasonably satisfactory to the Reorganized Debtors and the Disbursing Agent before the first (1st) anniversary of the Effective Date shall be deemed to have forfeited all rights, interests and Claims and may not participate in any distribution under the Plan.  Any Distribution so forfeited shall become property of the Reorganized Debtors for distribution to holders of Allowed Second Lien Noteholder Claims and Second Lien Guaranty Claims in accordance with the terms and provisions hereof.

Section 7.11.

Setoffs

Except with regard to the First Lien Noteholder Claims and the Second Lien Noteholder Claims, the Reorganized Debtors may, but shall not be required to, set off against any Claim or any Allowed Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

Section 7.12.

No Distribution in Excess of Allowed Amounts

Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim shall receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim (excluding payments on account of interest due and payable from and after the Petition Date pursuant to the Plan, if any).

Section 7.13.

Allocation of Distributions

All Distributions received under the Plan by Holders of Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED
CLAIMS AND DISTRIBUTIONS WITH RESPECT THERETO

Section 8.01.

Prosecution of Objections to Claims

The Debtors shall have the authority to File objections to Claims and to settle, compromise, withdraw, or litigate to judgment objections to Claims, including, without limitation, Claims for reclamation under section 546(c) of the Bankruptcy Code.  Upon the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall have sole authority to settle or compromise any Disputed Claim without the approval of the Bankruptcy Court, other than with respect to Professional Fee Claims.  The Debtors also reserve the right to resolve any Disputed Claim other than Professional Fee Claims outside the Bankruptcy Court under applicable governing law.

Section 8.02.

No Filing of Proofs of Claims or Interests by Holders of Ordinary Course Claims

The Holders of Ordinary Course Claims shall not be required to, and should not, File Proofs of Claim with the Bankruptcy Court, the Debtors or any of the Debtors’ advisors or agents.  Upon the Effective Date, except as otherwise provided herein, all Ordinary Course Claims shall be assumed by the Debtors and paid in the ordinary course of business in accordance with the Debtors’ books and records.

Section 8.03.

Procedures Regarding Disputed Claims

(a)

Claims Estimation

The Debtors (prior to the Effective Date) or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court, as applicable.  If the estimated amount constitutes a maximum limitation on such Claim, the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another.  Claims may be estimated and thereafter resolved by any permitted mechanisms.  Notwithstanding the foregoing, the Debtors and/or the Reorganized Debtors shall not seek estimation of Claims asserted by Quy Dong against FFN and Various, Inc. to the extent such Claims have been asserted in the action filed on May 28, 2013 and currently pending in the US District Court, Northern District of California.

(b)

No Distribution Pending Allowance

Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Disputed Claim becomes an Allowed Claim.

(c)

Distributions on Accounts of Disputed Claims Once They are Allowed

At such time as a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall make Distributions on account of such Claim.  Such Distribution shall be made pursuant to the provisions of the Plan governing the applicable Class.  Such Distribution shall be based upon the Distribution that would have been made to the Holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.

ARTICLE IX

CONDITIONS PRECEDENT TO CONFIRMATION

Section 9.01.

Conditions Precedent to Confirmation

The following conditions precedent to the occurrence of Confirmation must be satisfied unless any such condition shall have been waived by the Debtors with the consent of Required Consenting Parties:

(a)

The Disclosure Statement and Confirmation Orders shall have been entered in form and substance satisfactory to the Debtors and the Required Consenting Parties;

(b)

The Bankruptcy Court shall have found that adequate information and sufficient notice of the Disclosure Statement, the Plan and the Confirmation Hearing, along with all deadlines for voting on or objecting to the Plan have been given to all relevant parties in accordance with the solicitation procedures governing such service and in substantial compliance with Bankruptcy Rules 2002(b), 3017, 9019, and 3020(b); and

(c)

The Plan and all Plan Supplement documents, including any exhibits, schedules, amendments, modifications or supplements thereto shall be materially consistent with the Transaction Support Agreement and otherwise acceptable to the Debtors and the Required Consenting Parties.

Section 9.02.

Conditions Precedent to the Effective Date

The following conditions precedent to the occurrence of the Effective Date must be satisfied or waived by the Debtors or Reorganized Debtors on or prior to the Effective Date in accordance with Section 9.04 of the Plan:

(a)

The Disclosure Statement Order shall have been entered and have become a Final Order;

(b)

The Confirmation Order shall have been entered and shall have become a Final Order;

(c)

All of the conditions precedent to the issuance of the New First Lien Notes and the New Common Stock (other than the occurrence of the Effective Date) shall have been satisfied;

(d)

The Cash on hand on the consummation of the transaction contemplated hereby shall be sufficient to fund the transactions and the Distributions under the Plan;

(e)

The New Corporate Governance Documents and any amended certificates or articles of incorporation, certificates of formation, limited liability company agreements, partnership agreements or similar governing documents of the other Debtors, as necessary and in form and substance satisfactory to the Debtors and the Required Consenting Parties, shall have been adopted and filed with the applicable authorities of the relevant jurisdictions and shall become effective on the Effective Date in accordance with such jurisdictions’ laws except to the extent that any such governing documents shall be adopted or filed after the Effective Date in connection with the Restructuring Transactions;

(f)

The New FFN Board shall have been selected and shall have agreed to serve;

(g)

The Transaction Support Agreement is in full force and effect; and

(h)

The Definitive Agreements shall be in form and substance consistent with the Transaction Support Agreement and otherwise acceptable to the Required Consenting Parties and the Debtors.

Section 9.03.

Notice of Occurrence of the Effective Date

The Debtors or Reorganized Debtors shall File a notice of the occurrence of the Effective Date within five (5) business days thereafter, which notice shall contain notice of the applicable deadlines under the Plan.  Failure to File such notice shall not prevent the effectiveness of the Plan, Plan Supplement or any related documents.

Section 9.04.

Waiver of Conditions

Each of the conditions set forth in Section 9.02 may be waived in whole or in part by the Debtors with the consent of the Required Consenting Parties subject to the terms of the Transaction Support Agreement, without any notice to other parties-in-interest or the Bankruptcy Court and without a hearing.

Section 9.05.

Consequences of Non-Occurrence of Effective Date

If the Confirmation Order is vacated (a) the Plan shall be null and void in all respects; (b) any settlement of Claims or Interests in the Debtors provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) to the extent permitted under the Bankruptcy Code, the time within which the Debtors may assume and assign or reject all Executory Contracts and Unexpired Leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

ARTICLE X

RETENTION OF JURISDICTION

Section 10.01.

 Scope of Retention of Jurisdiction

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law (provided, however, that notwithstanding the foregoing, with respect to all civil proceedings arising in or related to the Chapter 11 Cases and the Plan, the Bankruptcy Court shall have original but not exclusive jurisdiction, in accordance with section 1334(b) of title 28 of the United States Code), including, among other things, jurisdiction to:

(a)

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured, or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the Holder), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests in the Debtors;

(b)

hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 327, 328, 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c)

hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which the Debtors are a party or with respect to which the Debtors may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

(d)

effectuate performance of and payments under the provisions of the Plan and enforce remedies upon any default under the Plan;

(e)

hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases, the Avoidance Actions or the Plan, including without limitation the enforcement of the injunction provisions contained in Section 11.02 of the Plan;

(f)

enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

(g)

hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

(h)

consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i)

issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(j)

enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(k)

hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the schedules to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the schedules to the Plan, the Disclosure Statement, or the Confirmation Order;

(l)

enforce, interpret, and determine any disputes arising in connection with any stipulations, orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases (whether or not the Chapter 11 Cases have been closed);

(m)

except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

(n)

hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)

hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

(p)

hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, the provisions of the Bankruptcy Code; and

(q)

enter a final decree closing the Chapter 11 Cases.

Section 10.02.

Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction, including by granting a relief from stay motion, over any matter arising in, arising under, or related to the Chapter 11 Cases, the provisions of this Article X shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XI

RELEASES, DISCHARGE, INJUNCTION AND EXCULPATION

Section 11.01.

 Releases and Related Matters

(a)

Released Parties

For purposes of this section, “Released Parties” means (i) each Debtor and its Affiliates, and each Reorganized Debtor and its Affiliates, (ii) the First Lien Indenture Trustee and the related collateral trustee, (iii) the Consenting First Lien Noteholders, (iv) each of the Second Lien Indenture Trustees and the related collateral trustees, (v) the Consenting Second Lien Noteholders, (v) the Bell/Staton Parties, and (vi) with respect to the foregoing, each of their respective direct or indirect subsidiaries, current officers and directors, former officers and directors serving as of the Petition Date, managers, members, employees, agents, representatives, financial advisors, professionals, accountants, attorneys, and each of their predecessors, successors and assigns.

(b)

Releases by Debtors

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors, and any Person or Entity seeking to exercise the rights of the Debtors’ Estates, including, without limitation, any successor to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to forever release, waive, and discharge each of the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action (including Avoidance Actions), and  liabilities whatsoever in connection with or in any way relating to the Debtors, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Disclosure Statement or the Plan (other than the rights of the Debtors, the Reorganized Debtors, or a Creditor holding an Allowed Claim to enforce the obligations under the Confirmation Order and the Plan and the contracts, instruments, releases, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 11.01(b):

(i)

constitutes a waiver of any right of the Reorganized Debtors to: (x) enforce all rights and claims concerning any and all intellectual property (including, without limitation, trademarks, copyrights, patents, customer lists, trade secrets and confidential or proprietary business information), all of which rights are expressly reserved and not released and (y) assert any defense based on whether or not applicable standards have been met;

(ii)

shall operate as a release, waiver or discharge of any Causes of Action or liabilities as of the Effective Date arising out of willful misconduct, fraud or criminal acts of any such Released Party as determined by a Final Order; or

(iii)

shall restrict the Securities and Exchange Commission from pursuing any regulatory or police enforcement action against the Debtor, the Reorganized Debtors or any other Released Party in any forum.

(c)

Releases by Holders of Claims and Interests

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Holders of Claims against and Interests in the Debtors and the Reorganized Debtors (excluding Class 7 Claims or Class 8A Interests): (1) who vote to accept the Plan, (2) who are presumed to have voted for the Plan under section 1126(f) of the Bankruptcy Code and do not return an opt-out notice indicating their refusal to grant the releases provided in this sub-paragraph, or (3) who affirmatively vote to reject the Plan or abstain from voting and do not return their Ballot to indicate their refusal to grant the releases provided in this sub-paragraph, shall be deemed to forever release, waive, and discharge each of the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action (including Avoidance Actions), and  liabilities whatsoever in connection with or in any way relating to the Debtors, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Disclosure Statement or the Plan (other than the rights of the Debtors, the Reorganized Debtors, or a Creditor holding an Allowed Claim to enforce the obligations under the Confirmation Order and the Plan and the contracts, instruments, releases, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 11.01(c) shall operate as a release, waiver or discharge of (i) any Causes of Action or liabilities as of the Effective Date arising out of willful misconduct, fraud or criminal acts of any such Released Party as determined by a Final Order or (ii) any Disputed Claims that become Allowed Claims after the Effective Date.

Section 11.02.

Discharge of the Debtors

(a)

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on such Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of its assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, and all debts of the kind specified in section 502 of the Bankruptcy Code, whether or not (i) a Proof of Claim based upon such debt is Filed or deemed Filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, (iii) a Claim based upon such debt is or has been Disallowed by order of the Bankruptcy Court, or (iv) the Holder of a Claim based upon such debt accepted the Plan.  The Plan shall bind all Holders of Claims and Interests, notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan.

(b)

As of the Effective Date, except as provided in the Plan or the Confirmation Order and with respect to any Disputed Claims that become Allowed Claims after the Effective Date, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors or any of their assets or properties, any other or further Claims, Interests, debts, rights, Causes of Action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date.  In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

(c)

Notwithstanding anything in the Plan or the Confirmation Order to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the discharge provisions contained herein shall not operate to expand the Debtors’ discharge beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

Section 11.03.

 Injunctions

(a)

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim, Interest, or other debt or liability that is discharged pursuant to Section 11.02 of the Plan, released pursuant to Section 11.01 of the Plan, or is subject to exculpation pursuant to Section 11.04 of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective affiliates or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding of any kind; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtors or its property; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a right of setoff or subrogation of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; OR (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(b)

Without limiting the effect of the foregoing provisions of this Section 11.03 upon any Person, by accepting Distributions pursuant to the Plan, each Holder of an Allowed Claim or Interest receiving a Distribution pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this section 11.03.

(c)

Nothing in this Section 11.03 shall impair (i) the rights of any Holder of a Disputed Claim to seek allowance of its Claim, (ii) the rights of any defendant in an Avoidance Action Filed by the Debtors to assert defenses in such action, or (iii) the rights of any party to an Executory Contract or Unexpired Lease that has been assumed by the Debtors pursuant to an order of the Bankruptcy Court or the provisions of the Plan to enforce such assumed contract or lease.

(d)

Notwithstanding anything in the Plan or the Confirmation Order to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the injunction provisions contained herein shall not operate to expand the scope of the injunctions under the Plan beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

Section 11.04.

Exculpation and Limitations of Liability

(a)

Exculpated Parties

For purposes of this section, “Exculpated Parties” means each Debtor and its Affiliates, and each Reorganized Debtor and its Affiliates and with respect to the foregoing, each of their respective direct or indirect subsidiaries, current officers and directors (including Bell and Staton), former officers and directors serving as of the Petition Date, managers, members, employees, agents, representatives, financial advisors, professionals, accountants, attorneys, and each of their predecessors, successors and assigns.

(b)

On the Effective Date, the Exculpated Parties shall neither have, nor incur any liability to any Holder of a Claim or an Interest, the Debtors, the Reorganized Debtors, or any other party-in-interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, negotiation, or implementation of the Disclosure Statement or the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of willful misconduct, gross negligence, fraud or criminal acts as determined by a Final Order; provided, however, that (i) the foregoing is not intended to limit or otherwise impact any defense of qualified immunity that may be available under applicable law; (ii) each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; and (iii) the foregoing exculpation shall not be deemed to, release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising pursuant to the Plan or the Confirmation Order.

(c)

Notwithstanding anything in the Plan or the Confirmation Order to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the exculpation provisions contained herein shall not operate to expand the Exculpated Parties’ exculpation beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01.

Administrative Claims

All Administrative Expense Requests (other than as set forth in Section 3.01(a), this Section 12.01, Section 12.02, Section 12.03 of the Plan or Administrative Claims for Taxes) must be made by application Filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors no later than forty-five (45) days after the Effective Date or their Administrative Claims shall be forever barred.  In the event that the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.  Notwithstanding the foregoing, (a) no application seeking payment of an

Administrative Claim need be Filed with respect to an undisputed postpetition obligation which was paid or is payable by the Debtors in the ordinary course of business; provided, however, that in no event shall a postpetition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business; and (b) no application seeking payment of an Administrative Claim need be Filed with respect to Cure owing under an Executory Contract or Unexpired Lease if the amount of Cure is fixed or proposed to be fixed by order of the Bankruptcy Court pursuant to a motion to assume and fix the amount of Cure Filed by the Debtors and a timely objection asserting an increased amount of Cure Filed by the non-Debtors party to the subject contract or lease.

With respect to Administrative Claims, the last day for Filing an objection to any Administrative Claim will be the later of (a) 180 days after the Effective Date, (b) 90 days after the filing of such Administrative Claim or (c) such other date specified in the Plan, or ordered by the Bankruptcy Court.

Section 12.02.

Professional Fee Claims

(a)

All final requests for payment of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be made by application Filed with the Bankruptcy Court and served on the Reorganized Debtors, their counsel and other necessary parties-in-interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.  Objections to such applications must be Filed and served on the Reorganized Debtors, its counsel and the requesting Professional or other Entity on or before the date that is thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application was served.

(b)

The Reorganized Debtors may, without application to or approval by the Bankruptcy Court, retain professionals and pay reasonable professional fees and expenses in connection with services rendered to it after the Effective Date.

Section 12.03.

Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.  All such fees that arise after the Effective Date shall be paid by the Reorganized Debtors.  The obligation of each of the Reorganized Debtors to pay quarterly fees to the Office of the United States Trustee pursuant to section 1930 of title 28 of the United States Code shall continue until such time as the Chapter 11 Cases are closed.

Section 12.04.

Modifications and Amendments

(a)

The Debtors, by mutual agreement and with the consent of the Required Consenting Parties, may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date subject to the Transaction Support Agreement.  The Debtors shall provide parties-in-interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or order of the Bankruptcy Court.  A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

(b)

After the Confirmation Date and prior to substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of the Plan, the Debtors or Reorganized Debtors, as applicable, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of Holders of Claims or Interests in the Debtors under the Plan; provided, however, that, to the extent required, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or an order of the Bankruptcy Court.  A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder.  In the event of any dispute as to whether such proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim or Interest of any such Holder, the Debtors or Reorganized Debtors, as the case may be, shall bear the burden of demonstrating that such proposed alteration, amendment, modification, or clarification does not materially adversely change the treatment of the Claim or Interest of such Holder.

Section 12.05.

Continuing Exclusivity and Solicitation Period

Subject to further order of the Bankruptcy Court, until the Effective Date, the Debtors shall, pursuant to section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan and to solicit acceptances thereof.

Section 12.06.

Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 12.07.

Successors and Assigns and Binding Effect

The rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such Person or Entity, including, but not limited to, the Reorganized Debtors and all other parties-in-interest in the Chapter 11 Cases.

Section 12.08.

Compromises and Settlements

From and after the Effective Date, the Reorganized Debtors may compromise and settle various Claims against or Interests in the Debtors, Litigation Rights, and/or Avoidance Actions that they may have against other Persons or Entities without any further approval by the Bankruptcy Court; provided, however, that to the extent any such Claims, Litigation Rights or Avoidance Actions are pending before the Bankruptcy Court pursuant to Filings made during the pendency of the Chapter 11 Cases, the Debtors shall be required to obtain an appropriate order of the Bankruptcy Court concluding any such Filings.

Until the Effective Date, the Debtors expressly reserves the right to compromise and settle (subject to the approval of the Bankruptcy Court) Claims against or Interests in the Debtors, Avoidance Actions, Litigation Rights, or other claims that it may have against other Persons or Entities.

Section 12.09.

 Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

Section 12.10.

Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to File subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims against, or any Interests in, the Debtors, or any Avoidance Actions, Litigation Rights or other claims by or against the Debtors or any Person or Entity, (ii) prejudice in any manner the rights of the Debtors or any Person or Entity in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person or Entity.

Section 12.11.

Plan Supplement

The Plan Supplement shall be Filed with the Bankruptcy Court on or before November 25, 2013, or by such later date as may be established by order of the Bankruptcy Court, provided that all documents set forth in the Plan Supplement shall first have been approved by the Debtors.  Upon such Filing, all documents set forth in the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours.  Holders of Claims or Interests may obtain a copy of any document set forth in the Plan Supplement upon written request to the Debtors in accordance with Section 11.21 of the Plan.

Section 12.12.

Notices

Any notice, request, or demand required or permitted to be made or provided under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (c) deemed to have been duly given or made when actually delivered or, in the cases of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors or Reorganized Debtors:

Greenberg Traurig, LLP

Attn:

Dennis A. Meloro

The Nemours Building

1007 North Orange Street, Suite 1200

Wilmington, DE 19801

Tel: (302) 661-7000

Fax: (302) 661-7360

-and-

Greenberg Traurig, LLP

Attn:

Matthew L. Hinker

200 Park Avenue

New York, NY 10166

Tel: (212) 801-9200

Fax:  (212) 801-9200

Section 12.13.

Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Rule 9006(a) of the Bankruptcy Rules shall apply.

Section 12.14.

Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Delaware shall govern the construction and implementation of the Plan and (except as may be provided otherwise in any such agreements, documents, or instruments) any agreements, documents, and instruments executed in connection with the Plan, and (b) the laws of the state of incorporation of the Debtors shall govern corporate governance matters with respect to the Debtors; in each case without giving effect to the principles of conflicts of law thereof.

Section 12.15.

Dissolution of Committees

On the Effective Date, any Committee shall be automatically dissolved and all members, Professionals and agents of such Committee shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Debtors, the Chapter 11 Cases, the Plan or its implementation.

Section 12.16.

Exhibits

All exhibits are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such exhibits shall be Filed with the Bankruptcy Court with or before the Plan Supplement.  After the filing of the exhibits, copies of exhibits can be obtained upon written request to counsel for the Debtors at (i) Greenberg Traurig LLP, The Nemours Building, 1007 North Orange Street, Suite 1200, Wilmington, Delaware 19801, Attn: Dennis A. Meloro, Esq., and (ii) Greenberg Traurig LLP, 200 Park Avenue, New York, New York 10166, Attn: Matthew L. Hinker, Esq., or by downloading such exhibits from the Bankruptcy Court’s website at  http://www.deb.uscourts.gov (registration required) or the claims agent’s website at http://www.bmcgroup.com/ffn.  To the extent any exhibit is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit portion of the Plan shall control.

PMGI Holdings Inc.,
and its affiliated Debtors

/s/ Dennis A. Meloro	/s/ Ezra Shashoua
Dennis A. Meloro (DE Bar No. 4435)	By: Ezra Shashoua
GREENBERG TRAURIG, LLP	Chief Financial Officer
The Nemours Building
1007 North Orange Street, Suite 1200
Wilmington, Delaware 19801
Telephone: (302) 661-7000
Facsimile: (302) 661-7360
melorod@gtlaw.com

-and-

Nancy A. Mitchell Matthew L. Hinker GREENBERG TRAURIG, LLP 200 Park Avenue New York, New York 10166 Telephone: (212) 801-9200 Facsimile: (212) 801-6400 mitchelln@gtlaw.com hinkerm@gtlaw.com	David D. Cleary GREENBERG TRAURIG, LLP Greenberg Traurig, LLP 2375 East Camelback Road Suite 700 Phoenix, AZ 85016 Telephone: 602-445-8000 Facsimile: 602-445-8100 clearyd@gtlaw.com

Counsel for the Debtors and Debtors-in-Possession

DATED: December 13, 2013

EXHIBIT 1

Class	Designation
Class 1A	First Lien Noteholder Claims – FriendFinder Networks Inc.
Class 1B	First Lien Guaranty Claims – Interactive Network, Inc.
Class 1C	First Lien Guaranty Claims – Big Island Technology Group, Inc.
Class 1D	First Lien Guaranty Claims – Confirm ID, Inc.
Class 1E	First Lien Guaranty Claims – Danni Ashe, Inc.
Class 1F	First Lien Guaranty Claims – Fastcupid, Inc.
Class 1G	First Lien Guaranty Claims – Fierce Wombat Games, Inc.
Class 1H	First Lien Guaranty Claims – FriendFinder California Inc.
Class 1I	First Lien Guaranty Claims – Blue Hen Group Inc.
Class 1J	First Lien Guaranty Claims – FRIENDFINDER VENTURES INC.
Class 1K	First Lien Guaranty Claims – FRNK Technology Group
Class 1L	First Lien Guaranty Claims – General Media Art Holding, Inc.
Class 1M	First Lien Guaranty Claims – General Media Communications, Inc.
Class 1N	First Lien Guaranty Claims – General Media Entertainment, Inc.
Class 1O	First Lien Guaranty Claims – Global Alphabet, Inc.
Class 1P	First Lien Guaranty Claims – GMCI Internet Operations, Inc.
Class 1Q	First Lien Guaranty Claims – GMI On-Line Ventures, Ltd.
Class 1R	First Lien Guaranty Claims – Argus Payments Inc.
Class 1S	First Lien Guaranty Claims – Magnolia Blossom Inc.
Class 1T	First Lien Guaranty Claims – Medley.com Incorporated
Class 1U	First Lien Guaranty Claims – NAFT NEWS CORPORATION
Class 1V	First Lien Guaranty Claims – Penthouse Digital Media Productions Inc.
Class 1W	First Lien Guaranty Claims – Penthouse Images Acquisitions, Ltd.
Class 1X	First Lien Guaranty Claims – PerfectMatch Inc.
Class 1Y	First Lien Guaranty Claims – PLAYTIME GAMING INC.
Class 1Z	First Lien Guaranty Claims – PMGI Holdings Inc.
Class 1AA	First Lien Guaranty Claims – PPM Technology Group, Inc.
Class 1BB	First Lien Guaranty Claims – Pure Entertainment Telecommunications, Inc.
Class 1CC	First Lien Guaranty Claims – Sharkfish, Inc.
Class 1DD	First Lien Guaranty Claims – Snapshot Productions, LLC
Class 1EE	First Lien Guaranty Claims – Streamray Inc.
Class 1FF	First Lien Guaranty Claims – Streamray Studios Inc.
Class 1GG	First Lien Guaranty Claims – Tan Door Media Inc.
Class 1HH	First Lien Guaranty Claims – Traffic Cat, Inc.
Class 1II	First Lien Guaranty Claims – Transbloom, Inc.
Class 1JJ	First Lien Guaranty Claims – Various, Inc.
Class 1KK	First Lien Guaranty Claims – Video Bliss, Inc.
Class 1LL	First Lien Guaranty Claims – West Coast Facilities Inc.
Class 1MM	First Lien Guaranty Claims – XVHUB Group Inc.
Class 2A	Second Lien Noteholder Claims – FriendFinder Networks Inc.
Class 2B	Second Lien Guaranty Claims – Interactive Network, Inc.
Class 2C	Second Lien Guaranty Claims – Big Island Technology Group, Inc.
Class 2D	Second Lien Guaranty Claims – Confirm ID, Inc.
Class 2E	Second Lien Guaranty Claims – Danni Ashe, Inc.
Class 2F	Second Lien Guaranty Claims – Fastcupid, Inc.
Class 2G	Second Lien Guaranty Claims – Fierce Wombat Games, Inc.
Class 2H	Second Lien Guaranty Claims – FriendFinder California Inc.
Class 2I	Second Lien Guaranty Claims – Blue Hen Group Inc.
Class 2J	Second Lien Guaranty Claims – FRIENDFINDER VENTURES INC.
Class 2K	Second Lien Guaranty Claims – FRNK Technology Group

Class	Designation
Class 2L	Second Lien Guaranty Claims – General Media Art Holding, Inc.
Class 2M	Second Lien Guaranty Claims – General Media Communications, Inc.
Class 2N	Second Lien Guaranty Claims – General Media Entertainment, Inc.
Class 2O	Second Lien Guaranty Claims – Global Alphabet, Inc.
Class 2P	Second Lien Guaranty Claims – GMCI Internet Operations, Inc.
Class 2Q	Second Lien Guaranty Claims – GMI On-Line Ventures, Ltd.
Class 2R	Second Lien Guaranty Claims – Argus Payments Inc.
Class 2S	Second Lien Guaranty Claims – Magnolia Blossom Inc.
Class 2T	Second Lien Guaranty Claims – Medley.com Incorporated
Class 2U	Second Lien Guaranty Claims – NAFT NEWS CORPORATION
Class 2V	Second Lien Guaranty Claims – Penthouse Digital Media Productions Inc.
Class 2W	Second Lien Guaranty Claims – Penthouse Images Acquisitions, Ltd.
Class 2X	Second Lien Guaranty Claims – PerfectMatch Inc.
Class 2Y	Second Lien Guaranty Claims – PLAYTIME GAMING INC.
Class 2Z	Second Lien Guaranty Claims – PMGI Holdings Inc.
Class 2AA	Second Lien Guaranty Claims – PPM Technology Group, Inc.
Class 2BB	Second Lien Guaranty Claims – Pure Entertainment Telecommunications, Inc.
Class 2CC	Second Lien Guaranty Claims – Sharkfish, Inc.
Class 2DD	Second Lien Guaranty Claims – Snapshot Productions, LLC
Class 2EE	Second Lien Guaranty Claims – Streamray Inc.
Class 2FF	Second Lien Guaranty Claims – Streamray Studios Inc.
Class 2GG	Second Lien Guaranty Claims – Tan Door Media Inc.
Class 2HH	Second Lien Guaranty Claims – Traffic Cat, Inc.
Class 2II	Second Lien Guaranty Claims – Transbloom, Inc.
Class 2JJ	Second Lien Guaranty Claims – Various, Inc.
Class 2KK	Second Lien Guaranty Claims – Video Bliss, Inc.
Class 2LL	Second Lien Guaranty Claims – West Coast Facilities Inc.
Class 2MM	Second Lien Guaranty Claims – XVHUB Group Inc.
Class 3A	Other Secured Claims – FriendFinder Networks Inc.
Class 3B	Other Secured Claims – Interactive Network, Inc.
Class 3C	Other Secured Claims – Big Island Technology Group, Inc.
Class 3D	Other Secured Claims – Confirm ID, Inc.
Class 3E	Other Secured Claims – Danni Ashe, Inc.
Class 3F	Other Secured Claims – Fastcupid, Inc.
Class 3G	Other Secured Claims – Fierce Wombat Games, Inc.
Class 3H	Other Secured Claims – FriendFinder California Inc.
Class 3I	Other Secured Claims – Blue Hen Group Inc.
Class 3J	Other Secured Claims – FRIENDFINDER VENTURES INC.
Class 3K	Other Secured Claims – FRNK Technology Group
Class 3L	Other Secured Claims – General Media Art Holding, Inc.
Class 3M	Other Secured Claims – General Media Communications, Inc.
Class 3N	Other Secured Claims – General Media Entertainment, Inc.
Class 3O	Other Secured Claims – Global Alphabet, Inc.
Class 3P	Other Secured Claims – GMCI Internet Operations, Inc.
Class 3Q	Other Secured Claims – GMI On-Line Ventures, Ltd.
Class 3R	Other Secured Claims – Argus Payments Inc.
Class 3S	Other Secured Claims – Magnolia Blossom Inc.
Class 3T	Other Secured Claims – Medley.com Incorporated
Class 3U	Other Secured Claims – NAFT NEWS CORPORATION
Class 3V	Other Secured Claims – Penthouse Digital Media Productions Inc.
Class 3W	Other Secured Claims – Penthouse Images Acquisitions, Ltd.

Class	Designation
Class 3X	Other Secured Claims – PerfectMatch Inc.
Class 3Y	Other Secured Claims – PLAYTIME GAMING INC.
Class 3Z	Other Secured Claims – PMGI Holdings Inc.
Class 3AA	Other Secured Claims – PPM Technology Group, Inc.
Class 3BB	Other Secured Claims – Pure Entertainment Telecommunications, Inc.
Class 3CC	Other Secured Claims – Sharkfish, Inc.
Class 3DD	Other Secured Claims – Snapshot Productions, LLC
Class 3EE	Other Secured Claims – Streamray Inc.
Class 3FF	Other Secured Claims – Streamray Studios Inc.
Class 3GG	Other Secured Claims – Tan Door Media Inc.
Class 3HH	Other Secured Claims – Traffic Cat, Inc.
Class 3II	Other Secured Claims – Transbloom, Inc.
Class 3JJ	Other Secured Claims – Various, Inc.
Class 3KK	Other Secured Claims – Video Bliss, Inc.
Class 3LL	Other Secured Claims – West Coast Facilities Inc.
Class 3MM	Other Secured Claims – XVHUB Group Inc.
Class 4A	Other Priority Claims – FriendFinder Networks Inc.
Class 4B	Other Priority Claims – Interactive Network, Inc.
Class 4C	Other Priority Claims – Big Island Technology Group, Inc.
Class 4D	Other Priority Claims – Confirm ID, Inc.
Class 4E	Other Priority Claims – Danni Ashe, Inc.
Class 4F	Other Priority Claims – Fastcupid, Inc.
Class 4G	Other Priority Claims – Fierce Wombat Games, Inc.
Class 4H	Other Priority Claims – FriendFinder California Inc.
Class 4I	Other Priority Claims – Blue Hen Group Inc.
Class 4J	Other Priority Claims – FRIENDFINDER VENTURES INC.
Class 4K	Other Priority Claims – FRNK Technology Group
Class 4L	Other Priority Claims – General Media Art Holding, Inc.
Class 4M	Other Priority Claims – General Media Communications, Inc.
Class 4N	Other Priority Claims – General Media Entertainment, Inc.
Class 4O	Other Priority Claims – Global Alphabet, Inc.
Class 4P	Other Priority Claims – GMCI Internet Operations, Inc.
Class 4Q	Other Priority Claims – GMI On-Line Ventures, Ltd.
Class 4R	Other Priority Claims – Argus Payments Inc.
Class 4S	Other Priority Claims – Magnolia Blossom Inc.
Class 4T	Other Priority Claims – Medley.com Incorporated
Class 4U	Other Priority Claims – NAFT NEWS CORPORATION
Class 4V	Other Priority Claims – Penthouse Digital Media Productions Inc.
Class 4W	Other Priority Claims – Penthouse Images Acquisitions, Ltd.
Class 4X	Other Priority Claims – PerfectMatch Inc.
Class 4Y	Other Priority Claims – PLAYTIME GAMING INC.
Class 4Z	Other Priority Claims – PMGI Holdings Inc.
Class 4AA	Other Priority Claims – PPM Technology Group, Inc.
Class 4BB	Other Priority Claims – Pure Entertainment Telecommunications, Inc.
Class 4CC	Other Priority Claims – Sharkfish, Inc.
Class 4DD	Other Priority Claims – Snapshot Productions, LLC
Class 4EE	Other Priority Claims – Streamray Inc.
Class 4FF	Other Priority Claims – Streamray Studios Inc.
Class 4GG	Other Priority Claims – Tan Door Media Inc.
Class 4HH	Other Priority Claims – Traffic Cat, Inc.
Class 4II	Other Priority Claims – Transbloom, Inc.

Class	Designation
Class 4JJ	Other Priority Claims – Various, Inc.
Class 4KK	Other Priority Claims – Video Bliss, Inc.
Class 4LL	Other Priority Claims – West Coast Facilities Inc.
Class 4MM	Other Priority Claims – XVHUB Group Inc.
Class 5A	General Unsecured Claims – FriendFinder Networks Inc.
Class 5B	General Unsecured Claims – Interactive Network, Inc.
Class 5C	General Unsecured Claims – Big Island Technology Group, Inc.
Class 5D	General Unsecured Claims – Confirm ID, Inc.
Class 5E	General Unsecured Claims – Danni Ashe, Inc.
Class 5F	General Unsecured Claims – Fastcupid, Inc.
Class 5G	General Unsecured Claims – Fierce Wombat Games, Inc.
Class 5H	General Unsecured Claims – FriendFinder California Inc.
Class 5I	General Unsecured Claims – Blue Hen Group Inc.
Class 5J	General Unsecured Claims – FRIENDFINDER VENTURES INC.
Class 5K	General Unsecured Claims – FRNK Technology Group
Class 5L	General Unsecured Claims – General Media Art Holding, Inc.
Class 5M	General Unsecured Claims – General Media Communications, Inc.
Class 5N	General Unsecured Claims – General Media Entertainment, Inc.
Class 5O	General Unsecured Claims – Global Alphabet, Inc.
Class 5P	General Unsecured Claims – GMCI Internet Operations, Inc.
Class 5Q	General Unsecured Claims – GMI On-Line Ventures, Ltd.
Class 5R	General Unsecured Claims – Argus Payments Inc.
Class 5S	General Unsecured Claims – Magnolia Blossom Inc.
Class 5T	General Unsecured Claims – Medley.com Incorporated
Class 5U	General Unsecured Claims – NAFT NEWS CORPORATION
Class 5V	General Unsecured Claims – Penthouse Digital Media Productions Inc.
Class 5W	General Unsecured Claims – Penthouse Images Acquisitions, Ltd.
Class 5X	General Unsecured Claims – PerfectMatch Inc.
Class 5Y	General Unsecured Claims – PLAYTIME GAMING INC.
Class 5Z	General Unsecured Claims – PMGI Holdings Inc.
Class 5AA	General Unsecured Claims – PPM Technology Group, Inc.
Class 5BB	General Unsecured Claims – Pure Entertainment Telecommunications, Inc.
Class 5CC	General Unsecured Claims – Sharkfish, Inc.
Class 5DD	General Unsecured Claims – Snapshot Productions, LLC
Class 5EE	General Unsecured Claims – Streamray Inc.
Class 5FF	General Unsecured Claims – Streamray Studios Inc.
Class 5GG	General Unsecured Claims – Tan Door Media Inc.
Class 5HH	General Unsecured Claims – Traffic Cat, Inc.
Class 5II	General Unsecured Claims – Transbloom, Inc.
Class 5JJ	General Unsecured Claims – Various, Inc.
Class 5KK	General Unsecured Claims – Video Bliss, Inc.
Class 5LL	General Unsecured Claims – West Coast Facilities Inc.
Class 5MM	General Unsecured Claims – XVHUB Group Inc.
Class 6A	Intercompany Claims – FriendFinder Networks Inc.
Class 6B	Intercompany Claims – Interactive Network, Inc.
Class 6C	Intercompany Claims – Big Island Technology Group, Inc.
Class 6D	Intercompany Claims – Confirm ID, Inc.
Class 6E	Intercompany Claims – Danni Ashe, Inc.
Class 6F	Intercompany Claims – Fastcupid, Inc.
Class 6G	Intercompany Claims – Fierce Wombat Games, Inc.
Class 6H	Intercompany Claims – FriendFinder California Inc.
Class 6I	Intercompany Claims – Blue Hen Group Inc.
Class 6J	Intercompany Claims – FRIENDFINDER VENTURES INC.

Class	Designation
Class 6K	Intercompany Claims – FRNK Technology Group
Class 6L	Intercompany Claims – General Media Art Holding, Inc.
Class 6M	Intercompany Claims – General Media Communications, Inc.
Class 6N	Intercompany Claims – General Media Entertainment, Inc.
Class 6O	Intercompany Claims – Global Alphabet, Inc.
Class 6P	Intercompany Claims – GMCI Internet Operations, Inc.
Class 6Q	Intercompany Claims – GMI On-Line Ventures, Ltd.
Class 6R	Intercompany Claims – Argus Payments Inc.
Class 6S	Intercompany Claims – Magnolia Blossom Inc.
Class 6T	Intercompany Claims – Medley.com Incorporated
Class 6U	Intercompany Claims – NAFT NEWS CORPORATION
Class 6V	Intercompany Claims – Penthouse Digital Media Productions Inc.
Class 6W	Intercompany Claims – Penthouse Images Acquisitions, Ltd.
Class 6X	Intercompany Claims – PerfectMatch Inc.
Class 6Y	Intercompany Claims – PLAYTIME GAMING INC.
Class 6Z	Intercompany Claims – PMGI Holdings Inc.
Class 6AA	Intercompany Claims – PPM Technology Group, Inc.
Class 6BB	Intercompany Claims – Pure Entertainment Telecommunications, Inc.
Class 6CC	Intercompany Claims – Sharkfish, Inc.
Class 6DD	Intercompany Claims – Snapshot Productions, LLC
Class 6EE	Intercompany Claims – Streamray Inc.
Class 6FF	Intercompany Claims – Streamray Studios Inc.
Class 6GG	Intercompany Claims – Tan Door Media Inc.
Class 6HH	Intercompany Claims – Traffic Cat, Inc.
Class 6II	Intercompany Claims – Transbloom, Inc.
Class 6JJ	Intercompany Claims – Various, Inc.
Class 6KK	Intercompany Claims – Video Bliss, Inc.
Class 6LL	Intercompany Claims – West Coast Facilities Inc.
Class 6MM	Intercompany Claims – XVHUB Group Inc.
Class 7A	Securities Litigation Claims – FriendFinder Networks Inc.
Class 7B	Securities Litigation Claims – Interactive Network, Inc.
Class 7C	Securities Litigation Claims – Big Island Technology Group, Inc.
Class 7D	Securities Litigation Claims – Confirm ID, Inc.
Class 7E	Securities Litigation Claims – Danni Ashe, Inc.
Class 7F	Securities Litigation Claims – Fastcupid, Inc.
Class 7G	Securities Litigation Claims – Fierce Wombat Games, Inc.
Class 7H	Securities Litigation Claims – FriendFinder California Inc.
Class 7I	Securities Litigation Claims – Blue Hen Group Inc.
Class 7J	Securities Litigation Claims – FRIENDFINDER VENTURES INC.
Class 7K	Securities Litigation Claims – FRNK Technology Group
Class 7L	Securities Litigation Claims – General Media Art Holding, Inc.
Class 7M	Securities Litigation Claims – General Media Communications, Inc.
Class 7N	Securities Litigation Claims – General Media Entertainment, Inc.
Class 7O	Securities Litigation Claims – Global Alphabet, Inc.
Class 7P	Securities Litigation Claims – GMCI Internet Operations, Inc.
Class 7Q	Securities Litigation Claims – GMI On-Line Ventures, Ltd.
Class 7R	Securities Litigation Claims – Argus Payments Inc.
Class 7S	Securities Litigation Claims – Magnolia Blossom Inc.
Class 7T	Securities Litigation Claims – Medley.com Incorporated
Class 7U	Securities Litigation Claims – NAFT NEWS CORPORATION
Class 7V	Securities Litigation Claims – Penthouse Digital Media Productions Inc.
Class 7W	Securities Litigation Claims – Penthouse Images Acquisitions, Ltd.
Class 7X	Securities Litigation Claims – PerfectMatch Inc.

Class	Designation
Class 7Y	Securities Litigation Claims – PLAYTIME GAMING INC.
Class 7Z	Securities Litigation Claims – PMGI Holdings Inc.
Class 7AA	Securities Litigation Claims – PPM Technology Group, Inc.
Class 7BB	Securities Litigation Claims – Pure Entertainment Telecommunications, Inc.
Class 7CC	Securities Litigation Claims – Sharkfish, Inc.
Class 7DD	Securities Litigation Claims – Snapshot Productions, LLC
Class 7EE	Securities Litigation Claims – Streamray Inc.
Class 7FF	Securities Litigation Claims – Streamray Studios Inc.
Class 7GG	Securities Litigation Claims – Tan Door Media Inc.
Class 7HH	Securities Litigation Claims – Traffic Cat, Inc.
Class 7II	Securities Litigation Claims – Transbloom, Inc.
Class 7JJ	Securities Litigation Claims – Various, Inc.
Class 7KK	Securities Litigation Claims – Video Bliss, Inc.
Class 7LL	Securities Litigation Claims – West Coast Facilities Inc.
Class 7MM	Securities Litigation Claims – XVHUB Group Inc.
Class 8A	Existing FFN Equity Interests
Class 8B	Intercompany Interests – Interactive Network, Inc.
Class 8C	Intercompany Interests – Big Island Technology Group, Inc.
Class 8D	Intercompany Interests – Confirm ID, Inc.
Class 8E	Intercompany Interests – Danni Ashe, Inc.
Class 8F	Intercompany Interests – Fastcupid, Inc.
Class 8G	Intercompany Interests – Fierce Wombat Games, Inc.
Class 8H	Intercompany Interests – FriendFinder California Inc.
Class 8I	Intercompany Interests – Blue Hen Group Inc.
Class 8J	Intercompany Interests – FRIENDFINDER VENTURES INC.
Class 8K	Intercompany Interests – FRNK Technology Group
Class 8L	Intercompany Interests – General Media Art Holding, Inc.
Class 8M	Intercompany Interests – General Media Communications, Inc.
Class 8N	Intercompany Interests – General Media Entertainment, Inc.
Class 8O	Intercompany Interests – Global Alphabet, Inc.
Class 8P	Intercompany Interests – GMCI Internet Operations, Inc.
Class 8Q	Intercompany Interests – GMI On-Line Ventures, Ltd.
Class 8R	Intercompany Interests – Argus Payments Inc.
Class 8S	Intercompany Interests – Magnolia Blossom Inc.
Class 8T	Intercompany Interests – Medley.com Incorporated
Class 8U	Intercompany Interests – NAFT NEWS CORPORATION
Class 8V	Intercompany Interests – Penthouse Digital Media Productions Inc.
Class 8W	Intercompany Interests – Penthouse Images Acquisitions, Ltd.
Class 8X	Intercompany Interests – PerfectMatch Inc.
Class 8Y	Intercompany Interests – PLAYTIME GAMING INC.
Class 8Z	Intercompany Interests – PMGI Holdings Inc.
Class 8AA	Intercompany Interests – PPM Technology Group, Inc.
Class 8BB	Intercompany Interests – Pure Entertainment Telecommunications, Inc.
Class 8CC	Intercompany Interests – Sharkfish, Inc.
Class 8DD	Intercompany Interests – Snapshot Productions, LLC
Class 8EE	Intercompany Interests – Streamray Inc.
Class 8FF	Intercompany Interests – Streamray Studios Inc.
Class 8GG	Intercompany Interests – Tan Door Media Inc.
Class 8HH	Intercompany Interests – Traffic Cat, Inc.
Class 8II	Intercompany Interests – Transbloom, Inc.
Class 8JJ	Intercompany Interests – Various, Inc.
Class 8KK	Intercompany Interests – Video Bliss, Inc.
Class 8LL	Intercompany Interests – West Coast Facilities Inc.
Class 8MM	Intercompany Interests – XVHUB Group Inc.